Exhibit 2.1

EXECUTION VERSION

ARRANGEMENT AGREEMENT

between

LEXAM VG GOLD INC.

and

MCEWEN MINING INC.

Dated February 13, 2017

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS, INTERPRETATION AND SCHEDULES		2

1.01	Definitions	2
1.02	Interpretation Not Affected by Headings	12
1.03	References to Articles, Sections, Etc.	12
1.04	Number and Gender	12
1.05	Date for Any Action	12
1.06	Statutory References	12
1.07	Currency	12
1.08	Invalidity of Provisions	12
1.09	Accounting Matters	13
1.10	Knowledge	13
1.11	Schedules	13

ARTICLE 2 THE ARRANGEMENT		13

2.01	Arrangement	13
2.02	Court Proceedings	14
2.03	Effecting the Arrangement	15
2.04	Consultation	15
2.05	U.S. Securities Law Matters	16
2.06	Closing	16
2.07	Adjustments for Dividends, Distributions or other Corporate Events	17
2.08	Withholding	17
2.09	Subscription Receipts	17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF LEXAM VG GOLD		18

3.01	Representations and Warranties of Lexam VG Gold	18
3.02	Survival of Representations and Warranties	33

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MCEWEN MINING		33

4.01	Representations and Warranties of McEwen Mining	33
4.02	Survival of Representations and Warranties	44

ARTICLE 5 COVENANTS		45

5.01	Covenants of Lexam VG Gold	45
5.02	Covenants of McEwen Mining	55

ARTICLE 6 CONDITIONS		57

6.01	Mutual Conditions	57
6.02	Lexam VG Gold Conditions	58
6.03	McEwen Mining Conditions	58
6.04	Notice and Cure Provisions	60

ARTICLE 7 NON-SOLICITATION, RIGHT TO MATCH, TERMINATION FEES AND EXPENSES		60

7.01	Non-Solicitation	60
7.02	Right to Match; Meeting Notice	64
7.03	Termination Fees	65
7.04	Access to Information; Confidentiality	67

7.05	Insurance and Indemnification	67

ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER		68

8.01	Term	68
8.02	Termination	68
8.03	Mutual Understanding Regarding Amendments	70
8.04	Amendment or Waiver	71

ARTICLE 9 GENERAL		71

9.01	Privacy	71
9.02	Notices	72
9.03	Remedies	73
9.04	Expenses	73
9.05	Time of the Essence	74
9.06	Entire Agreement	74
9.07	Further Assurances	74
9.08	Governing Law; Waiver of Jury Trial	74
9.09	Execution in Counterparts	75
9.10	No Personal Liability	75
9.11	Enurement and Assignment	75

SCHEDULE “A”	Form of Plan of Arrangement
SCHEDULE “B”	Form of Arrangement Resolution

ii

ARRANGEMENT AGREEMENT

THIS AGREEMENT dated the 13th day of February, 2017

BETWEEN:

LEXAM VG GOLD INC.,

a corporation existing under the laws of the
Province of Ontario

(hereinafter referred to as “Lexam VG Gold”)

- and -

MCEWEN MINING INC.,

a corporation existing under the laws of the
State of Colorado

(hereinafter referred to as “McEwen Mining”)

RECITALS:

WHEREAS the Lexam VG Gold Board has, taking into account, among other things, the recommendation of a special committee of independent and disinterested directors of the Lexam VG Gold Board and an opinion from the financial advisor to Lexam VG Gold that the Arrangement Consideration is fair, from a financial point of view, to the Lexam VG Gold Shareholders, determined that the Arrangement is in the best interests of Lexam VG Gold and fair to the Lexam VG Gold Shareholders;

AND WHEREAS the Lexam VG Gold Board has approved the Arrangement and other transactions contemplated by this Arrangement Agreement and determined to recommend approval of the Arrangement Resolution to the Lexam VG Gold Shareholders;

AND WHEREAS the McEwen Mining Board has, taking into account, among other things, the recommendation of a special committee of independent and disinterested directors of the McEwen Mining Board, determined that the acquisition of Lexam VG Gold to be effected by way of the Arrangement is in the best interests of McEwen Mining and the McEwen Mining Shareholders;

AND WHEREAS Lexam VG Gold and McEwen Mining intend that the proposed business combination be effected by way of the Plan of Arrangement under the provisions of the Business Corporations Act (Ontario), and in furtherance of such business combination, the Lexam VG Gold Board has agreed to submit the Arrangement Resolution to the Lexam VG Gold Shareholders and the Court for approval;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION AND SCHEDULES

1.01                                                                        Definitions

In this Arrangement Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)         “1933 Act” means the Securities Act of 1933 of the United States of America;

(b)         “1934 Act” means the Securities Exchange Act of 1934 of the United States of America;

(c)          “Acquisition Proposal” means, other than the transactions contemplated by this Arrangement Agreement and other than any transaction to which McEwen Mining or any McEwen Mining Subsidiary is a party, any: (i) proposal, offer or expression of interest or inquiry regarding: (A) any merger, take-over bid, amalgamation, plan of arrangement, share exchange, business combination, consolidation, recapitalization, reorganization, joint venture, partnership or similar transaction, including any single or multi-step transaction or series of related transactions, or liquidation, dissolution or winding- up in respect of Lexam VG Gold or any Lexam VG Gold Subsidiary; (B) any sale or acquisition of all or a material portion of the assets of Lexam VG Gold or any of the Lexam VG Gold Subsidiaries or any material mineral property or joint venture of Lexam VG Gold or any of the Lexam VG Gold Subsidiaries, in each case including any single or multi-step transaction or series of related transactions (or any lease, long-term supply agreement or other arrangement having the same economic effect); or (C) any sale or acquisition of all or a material portion of the outstanding equity or other securities (or any new issuance of a material number of such securities) of Lexam VG Gold or any of the Lexam VG Gold Subsidiaries, including any single or multi-step transaction or series of related transactions; or (ii) public announcement or disclosure of any of the foregoing or any intention to do any of the foregoing;

(d)         “Applicable Securities Laws” means the Securities Act, all other applicable provincial and territorial securities Laws of Canada, the 1933 Act, the 1934 Act, all other applicable United States federal and state securities Laws, the rules, regulations and published policies under each of the foregoing securities Laws, and the applicable stock exchange and listing rules of the TSX and NYSE;

(e)          “Arrangement” means an arrangement under the provisions of Section 182 of the OBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

(f)           “Arrangement Agreement” means this arrangement agreement, together with the schedules attached hereto, as amended, amended and restated, or supplemented from time to time;

(g)          “Arrangement Consideration” means, for each Lexam VG Gold Share, 0.056 (the “Arrangement Consideration Factor”) of a McEwen Mining Share;

(h)         “Arrangement Resolution” means the special resolution of the Lexam VG Gold Shareholders approving the Arrangement, the Plan of Arrangement and this Arrangement Agreement, substantially in the form set out in Schedule “B”;

(i)             “Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by- law, rule or regulation, whether or not having the force of Law and whether or not granted by a Governmental Entity;

(j)            “Base Controlled Lexam VG Gold Shares” means the number of Controlled Lexam VG Gold Shares that will result in aggregate Arrangement Consideration of up to one percent (1%) of the number of issued and outstanding McEwen Mining Shares determined immediately prior to the Effective Time;

(k)         “Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario, Canada;

(l)             “Canadian Securities Administrators” means, collectively, the provincial and territorial securities commission or similar regulatory authority of each of the provinces and territories of Canada;

(m)     “Change in Lexam VG Gold Recommendation” shall have the meaning ascribed thereto in Subsection 5.01(b)(iv)A;

(n)         “Completion Deadline” means the date by which the Arrangement and any other transactions contemplated by this Arrangement Agreement are to be completed, which date shall be on or prior to May 23, 2017, or such later date as may be agreed to in writing by the Parties;

(o)         “Conditional McEwen Mining Shares” means such number of McEwen Mining Shares equal to the number of Excess Controlled Lexam VG Gold Shares multiplied by the Arrangement Consideration Factor that would be issuable to former holders of Controlled Lexam VG Gold Shares (i) at the Effective Time if McEwen Mining Shareholder Approval is obtained prior to such time or (ii) following the Effective Time upon the exchange of the Subscription Receipts in accordance with their terms;

(p)         “Confidentiality Agreement” shall have the meaning ascribed thereto in Section 7.04(b);

(q)         “Controlled Lexam VG Gold Shares” shall have the meaning ascribed thereto in Section 2.09;

(r)            “Court” means the Ontario Superior Court of Justice (Commercial List);

(s)           “Depositary” means Computershare Investor Services Inc., to be appointed for the purpose of, among other things, exchanging certificates representing Lexam VG Gold

Shares for certificates representing McEwen Mining Shares in connection with the Arrangement;

(t)            “Director” means the Director appointed pursuant to Section 278 of the OBCA;

(u)         “EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC;

(v)         “Effective Date” means the Effective Date as defined in the Plan of Arrangement;

(w)       “Effective Time” means the Effective Time as defined in the Plan of Arrangement;

(x)         “Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(y)         “Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions, approvals, decisions, decrees, conditions, notifications, orders, whether or not having the force of law, issued or required by any Governmental Entity pursuant to any Environmental Laws;

(z)          “Environmental Laws” means all applicable Laws whether foreign or domestic, including applicable common law and civil law, for the protection of the natural environment and human health and safety and for the regulation of contaminants, pollutants, waste, toxic and hazardous substances, and includes Environmental Approvals;

(aa)  “Excess Controlled Lexam VG Gold Shares” means any Controlled Lexam VG Gold Shares in excess of the Base Controlled Lexam VG Gold Shares;

(bb)  “Final Order” means the final order of the Court, in form acceptable to Lexam VG Gold and McEwen Mining, each acting reasonably, approving the Arrangement, as such order may be amended, supplemented or varied by the Court with the consent of the Parties at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(a)         “First Superior Proposal Notice” shall have the meaning ascribed thereto in Section 7.01(i)(iii);

(b)         “Governmental Entity” means:

(i)                                     any supranational body or organization, nation, government, state, province, country, territory, municipality, quasi- government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(ii)                                  any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including any court or arbitrator or any stock exchange, including the TSX and NYSE; or

(iii)                               any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies.

(c)          “IFRS” means International Financial Reporting Standards formulated by the International Accounting Standards Board, as adopted in Canada and as updated and amended from time to time;

(d)         “in the Ordinary Course of Business” means and refers to the normal day-to-day operations of the business with respect to the particular Party, consistent with past practice of such Party, provided in any event such action is not unreasonable;

(e)          “Interim Order” means the interim order of the Court pursuant to the OBCA, made in connection with the Arrangement, as such order may be amended, supplemented or varied by the Court with the consent of the Parties, each acting reasonably;

(f)           “Laws” means any laws, including supranational, national, provincial, state, municipal and local civil, commercial, banking, Tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by- laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity;

(g)          “Lexam VG Gold” means Lexam VG Gold Inc., a corporation existing under the OBCA;

(h)         “Lexam VG Gold Benefit Plans” means all plans with respect to Lexam VG Gold or any Lexam VG Gold Subsidiary employees or service providers or former employees or former service providers which Lexam VG Gold or any Lexam VG Gold Subsidiary is a party to or bound by or to which Lexam VG Gold or any Lexam VG Gold Subsidiary may have any direct or indirect liability relating to retirement savings, pensions, bonuses, equity awards, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefits (other than those benefits provided solely under a statutory benefit plan which Lexam VG Gold or any Lexam VG Gold Subsidiary is required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation);

(i)             “Lexam VG Gold Board” means the board of directors of Lexam VG Gold;

(j)            “Lexam VG Gold Circular” means the notice of the Lexam VG Gold Meeting and accompanying management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to Lexam VG Gold Shareholders in connection with the Lexam VG Gold Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Arrangement Agreement;

(k)         “Lexam VG Gold Dissent Procedures” means the procedures set out in the Plan of Arrangement to be taken by a Lexam VG Gold Shareholder in exercising Lexam VG Gold Dissent Rights;

(l)             “Lexam VG Gold Dissent Rights” means the rights of dissent in respect of the Arrangement as contemplated in the Plan of Arrangement;

(m)     “Lexam VG Gold Dissenting Shareholders” means registered Lexam VG Gold Shareholders who have duly and validly exercised their Lexam VG Gold Dissent Rights in strict compliance with the Lexam VG Gold Dissent Procedures and whose Lexam VG Gold Dissent Rights have not terminated;

(n)         “Lexam VG Gold Fairness Opinion” shall have the meaning ascribed thereto in Section 3.01(d);

(o)         “Lexam VG Gold Financial Statements” shall have the meaning ascribed thereto in Section 3.01(h);

(p)         “Lexam VG Gold Lock-Up Agreements” means the voting agreements dated the date hereof and made between McEwen Mining and the Lexam VG Gold Locked-Up Shareholders;

(q)         “Lexam VG Gold Locked-Up Shareholders” means the Persons who are parties to the Lexam VG Gold Lock-Up Agreements, being each of the directors and officers of Lexam VG Gold;

(r)            “Lexam VG Gold Material Contracts” shall have the meaning ascribed thereto in Section 3.01(r)(i);

(s)           “Lexam VG Gold Meeting” means the special meeting, including any adjournments or postponements thereof, of the Lexam VG Gold Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement Resolution;

(t)            “Lexam VG Gold Mineral Rights” shall have the meaning ascribed thereto in Section 3.01(u)(i);

(u)         “Lexam VG Gold Options” means all options to purchase Lexam VG Gold Shares outstanding immediately prior to the Effective Time and issued pursuant to the Lexam VG Gold Stock Option Plan;

(v)         “Lexam VG Gold Properties” means the Buffalo Ankerite, Fuller, Davidson Tisdale and Paymaster properties and other properties of Lexam VG Gold as more particularly described in the Lexam VG Gold Public Documents;

(w)       “Lexam VG Gold Public Documents” shall have the meaning ascribed thereto in Section 3.01(f);

(x)         “Lexam VG Gold Representatives” shall have the meaning ascribed thereto in Section 7.01(a);

(y)         “Lexam VG Gold Shareholder Approval” shall have the meaning ascribed to such term in Subsection 2.02(a)(iii);

(z)          “Lexam VG Gold Shareholders” means, at any applicable time, the registered or beneficial holders of Lexam VG Gold Shares, as the context requires;

(aa)  “Lexam VG Gold Shares” means common shares in the capital of Lexam VG Gold;

(bb)  “Lexam VG Gold Stock Option Plan” means the stock option plan of Lexam VG Gold, as amended, amended and restated or supplemented from time to time, and as approved by the Lexam VG Gold Shareholders and described in the most recent management information circular of Lexam VG Gold filed on SEDAR;

(cc)    “Lexam VG Gold Subsidiaries” means, collectively, the direct and indirect Subsidiaries of Lexam VG Gold, which are: (i) VG Holdings Inc., a New Brunswick corporation; (ii) 912413 Ontario Inc., an Ontario corporation; and (iii) Lexam Explorations (USA) Inc., a Colorado corporation;

(dd)  “Lexam VG Gold Termination Fee” means a cash termination payment in an amount equal to $2,100,000 payable by Lexam VG Gold to McEwen Mining upon the occurrence of a Lexam VG Gold Termination Fee Event;

(ee)    “Lexam VG Gold Termination Fee Event” shall have the meaning ascribed thereto in Section 7.03(c);

(ff)      “Lexam VG Gold Valuation” shall have the meaning ascribed thereto in Section 3.01(d);

(gg)    “Material Adverse Change” or “Material Adverse Effect” means, in respect of any Party, any one or more changes, conditions, circumstances, events, effects, developments, facts or occurrences which, individually or in the aggregate: (i) is, or would reasonably be expected to be, material and adverse to the business, properties, assets (tangible or intangible), liabilities (including any contingent liabilities), capitalization, condition (financial or otherwise) or results of operations of that Party and its Subsidiaries taken as a whole; or (ii) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of that Party to perform its obligations under this Arrangement Agreement, in each case other than any change, condition, circumstance, event, effect, development, fact or occurrence:

(i)                                     relating to the economy, political conditions or securities markets in general, globally, in Canada, the United States, Mexico or South or Central America;

(ii)                                  the occurrence of any natural disaster, social disorder, outbreak of hostilities or any terrorist attack globally, in Canada, the United States, Mexico or South or Central America;

(iii)                               affecting the mining industry in general globally, in Canada, the United States, Mexico or South or Central America;

(iv)                              resulting from changes in the market price of base or precious metals or other commodities relating to changes in currency exchange rates, interest rates, monetary policy or inflation;

(v)                                 any actions taken (or omitted to be taken) pursuant to this Arrangement Agreement or at the written request, or with the prior written consent, of the other Party hereto;

(vi)                              relating to any generally applicable change in Laws or the interpretation or application of same (other than orders, judgments or decrees against that Party or any of its Subsidiaries) or generally applicable change in IFRS or U.S. GAAP;

(vii)                           any stockholder class action or other litigation arising from allegations of a breach of fiduciary duty relating to this Arrangement Agreement;

(viii)                        resulting from the announcement of the execution of this Arrangement Agreement and the transactions contemplated hereby;

(ix)                              relating to a change in the market price or trading volume of the shares of that Party (provided that the cause(s) of such change may be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred); or

(x)                                 any failure to meet any estimates or expectations regarding its revenues, earnings or other financial performance or results of operations (provided that the causes of such failure may be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred);

provided, however, that such effect referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above does not materially disproportionately affect that Party and its Subsidiaries, taken as a whole, relative to comparable exploration and/or mining companies;

(hh)                          “McEwen Mining” means McEwen Mining Inc., a corporation existing under the laws of the State of Colorado;

(ii)                                  “McEwen Mining Board” means the board of directors of McEwen Mining;

(jj)                                “McEwen Mining Financial Statements” shall have the meaning ascribed thereto in Section 4.01(h);

(kk)                          “McEwen Mining Meeting” means the first meeting of shareholders of McEwen Mining to be held after the date hereof;

(ll)                                  “McEwen Mining Mineral Rights” shall have the meaning ascribed thereto in Section 4.01(q);

(mm)                  “McEwen Mining Options” means all options to purchase McEwen Mining Shares outstanding immediately prior to the Effective Time and issued pursuant to the McEwen Mining Stock Option Plan;

(nn)                          “McEwen Mining Properties” means the properties of McEwen Mining as more particularly described in the McEwen Mining Public Documents;

(oo)                          “McEwen Mining Public Documents” shall have the meaning ascribed thereto in Section 4.01(f);

(pp)                          “McEwen Mining Shareholder Approval” means the approval, in accordance with the requirements of the NYSE, by a majority of the votes cast by disinterested McEwen Mining Shareholders at the McEwen Mining Meeting of the issuance by McEwen Mining of the Conditional McEwen Mining Shares pursuant to the terms hereof, the Plan of Arrangement and/or the Subscription Receipts;

(qq)                          “McEwen Mining Shareholders” means, at any applicable time, the registered or beneficial holders of McEwen Mining Shares, as the context requires;

(rr)                                “McEwen Mining Shares” means shares of common stock in the capital of McEwen Mining;

(ss)                              “McEwen Mining Stock Option Plan” means the equity incentive plan of McEwen Mining, as approved by the McEwen Mining Shareholders;

(tt)                                “McEwen Mining Subsidiaries” means, collectively, the direct and indirect wholly-owned Subsidiaries of McEwen Mining and Compania Minera Pangea S.A. de C.V.;

(uu)                          “McEwen Mining Termination Fee” means a cash termination payment in an amount equal to $2,100,000 payable by McEwen Mining to Lexam VG Gold upon the occurrence of a McEwen Mining Termination Fee Event, as set forth in Section 7.03(d);

(vv)                          “McEwen Mining Termination Fee Event” shall have the meaning ascribed thereto in Section 7.03(d);

(ww)                      “Meeting Notice” shall have the meaning ascribed thereto in Section 7.02(c);

(xx)                          “MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;

(yy)                          “NYSE” means the New York Stock Exchange;

(zz)                            “OBCA” means the Business Corporations Act (Ontario);

(aaa)                   “Parties” means, collectively, McEwen Mining and Lexam VG Gold;

(bbb)                   “Person” means an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrative legal representative, Governmental Entity or any other entity, whether or not having legal status;

(ccc)                      “Plan of Arrangement” means the plan of arrangement, the form of which is set out as Schedule “A” to this Arrangement Agreement, and any amendments or variations made in accordance with this Arrangement Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Parties, each acting reasonably;

(ddd)                   “Replacement McEwen Mining Option” means an option to purchase McEwen Mining Shares granted by McEwen Mining in replacement of Lexam VG Gold Options on the basis set forth in section 3.1(d) of the Plan of Arrangement;

(eee)                      “Right to Match” shall have the meaning ascribed thereto in Section 7.02(a);

(fff)                         “SEC” means the U.S. Securities and Exchange Commission;

(ggg)                      “Second Superior Proposal Notice” shall have the meaning ascribed thereto in Section 7.02(b);

(hhh)                   “Section 3(a)(10) Exemption” means the exemption from the registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof;

(iii)                               “Securities Act” means the Securities Act (Ontario);

(jjj)                            “SEDAR” means the System for Electronic Document Analysis and Retrieval;

(kkk)                   “Subscription Receipt Agreement” means the subscription receipt agreement, to be entered into and dated as of the Effective Date, among McEwen Mining and the holders of Excess Controlled Lexam VG Gold Shares, governing the terms and conditions of the Subscription Receipts;

(lll)                               “Subscription Receipts” means the subscription receipts to be created and issued, pursuant to the terms of the Subscription Receipt Agreement, by McEwen Mining to former holders of Controlled Lexam VG Shares in connection with the Arrangement, in accordance with Section 2.09 of this Arrangement Agreement and the Plan of Arrangement, which Subscription Receipts shall convert automatically on the first Business Day after the McEwen Mining Meeting, without payment of any additional consideration or further action on the part of the holders of such Subscription Receipts, into: (i) if the McEwen Mining Shareholder Approval is obtained at the McEwen Mining Meeting, one (1) McEwen Mining Share for each one (1) Subscription Receipt; and (ii) if the McEwen Mining Shareholder Approval is not obtained at the McEwen Mining Meeting, an amount in cash, payable by McEwen Mining to the Subscription Receipt holder in accordance with the terms of the Subscription Receipt Agreement, equal to the product of: (A) the closing price of the McEwen Mining Shares on the NYSE as at the last trading day prior to the date of the McEwen Mining Meeting; and (B) the number of Subscription Receipts held by each holder thereof;

(mmm)       “Subsidiary” means, at any time with respect to any Person, any other Person, if at such time the first mentioned Person: (i) owns, directly or indirectly, securities or other ownership interests in such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person; and (ii) directly or indirectly, through the operation of any agreement or otherwise, the ability to elect or cause the election of a majority of the board of directors or other persons performing similar functions for such other Person or otherwise exercise control over the management and policies of such other Person, and in either case will include any other Person in a like relationship to a Subsidiary of such first mentioned Person;

(nnn)                   “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party (other than McEwen Mining or a McEwen Mining Subsidiary), subsequent to the date hereof but before the time the Arrangement Resolution is approved at the Lexam VG Gold Meeting, to purchase or otherwise acquire, directly or indirectly: (i) all of the Lexam VG Gold Shares not beneficially owned by the party making such Acquisition Proposal and pursuant to which all Lexam VG Gold Shareholders are offered the same consideration in form and amount per voting share; or (ii) all or substantially all of the assets of Lexam VG Gold and the Lexam VG Gold Subsidiaries taken as a whole, and, in either case, that: (A) did not result from a breach of the provisions of Section 7.01; (B) complies with all Applicable Securities Laws; (C) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Lexam VG Gold Board, acting in good faith (after consultation with its financial advisor and outside legal counsel), will be obtained; (D) is not subject to any due diligence and/or access condition; and (E) the Lexam VG Gold Board has determined in good faith (after consultation with its financial advisor and outside legal counsel): (x) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory timing and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; (y) would reasonably be expected, if completed in accordance with its terms (but not assuming away any risk of non- completion), to result in a transaction more favourable from a financial point of view to the Lexam VG Gold Shareholders than the Arrangement (including the effect of any adjustment to the terms and conditions of the Arrangement proposed by McEwen Mining pursuant to Section 7.02); and (z) the failure to recommend such Acquisition Proposal to the Lexam VG Gold Shareholders would be inconsistent with its fiduciary duties under applicable Law;

(ooo)                   “Tax” and “Taxes” means all federal, state, local, provincial, branch or other taxes, including income, gross receipts, windfall profits, value added, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, sales taxes, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add- on minimum taxes, goods and services taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, together with any interest, penalties or additions with respect thereto, and any interest in respect of such penalties or additions;

(ppp)                   “Tax Act” means the Income Tax Act (Canada);

(qqq)                   “Third Party Confidentiality Agreement” shall have the meaning ascribed to such term in Subsection 7.01(f);

(rrr)                            “Transaction Personal Information” shall have the meaning ascribed thereto in Section 9.01;

(sss)                         “TSX” means the Toronto Stock Exchange;

(ttt)                            “U.S. GAAP” means accounting principles generally accepted in the United States of America, as updated and amended from time to time; and

(uuu)                   “U.S. Securities Administrators” means, collectively, the SEC and any state securities commission or similar regulatory authority of any state of the United States.

1.02                                                                        Interpretation Not Affected by Headings

The division of this Arrangement Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Arrangement Agreement. The terms “this Arrangement Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Arrangement Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto. References in this Arrangement Agreement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”.

1.03                                                                        References to Articles, Sections, Etc.

Unless otherwise indicated, references in this Arrangement Agreement to any article, section, subsection, paragraph, subparagraph or portion thereof are a reference to the applicable article, section, subsection, paragraph, subparagraph or portion thereof in this Arrangement Agreement.

1.04                                                                        Number and Gender

In this Arrangement Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

1.05                                                                        Date for Any Action

If the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.06                                                                        Statutory References

Any reference in this Arrangement Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.07                                                                        Currency

Unless otherwise stated, all references in this Arrangement Agreement to amounts of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars.

1.08                                                                        Invalidity of Provisions

Each of the provisions contained in this Arrangement Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the Parties waive any provision of Law that renders any provision of this Arrangement Agreement or any part thereof invalid or unenforceable in any respect. The Parties shall engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Arrangement and any other transactions contemplated by this Arrangement Agreement are fulfilled to the fullest extent possible.

1.09                                                                        Accounting Matters

Unless otherwise stated, all accounting terms used in this Arrangement Agreement shall have the meanings attributable thereto: (i) in respect of Lexam VG Gold, under IFRS; or (ii) in respect of McEwen Mining, under U.S. GAAP, and in each case all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent therewith.

1.10                                                                        Knowledge

Where the phrases “to the knowledge of Lexam VG Gold” or “to Lexam VG Gold’s knowledge” or “to the knowledge of McEwen Mining” or “to McEwen Mining’s knowledge” are used in respect of Lexam VG Gold or the Lexam VG Gold Subsidiaries or McEwen Mining or the McEwen Mining Subsidiaries, as the case may be, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (i) in the case of Lexam VG Gold or the Lexam VG Gold Subsidiaries, the collective actual knowledge of Robert R. McEwen, Non-Executive Chairman, and Andrew Iaboni, Chief Financial Officer, of Lexam VG Gold and the Lexam VG Gold Subsidiaries, after reasonable inquiry; and (ii) in the case of McEwen Mining or the McEwen Mining Subsidiaries, the collective actual knowledge of Xavier Ochoa, President and Chief Operating Officer, and Andrew Elinesky, Chief Financial Officer, of McEwen Mining and the McEwen Mining Subsidiaries, after reasonable inquiry.

1.11                                                                        Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Arrangement Agreement:

Schedule	Matter
SCHEDULE “A”	Form of Plan of Arrangement
SCHEDULE “B”	Form of Arrangement Resolution

ARTICLE 2
THE ARRANGEMENT

2.01                                                                        Arrangement

Lexam VG Gold and McEwen Mining agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Arrangement Agreement and the Plan of Arrangement. The Parties agree that: (i) the Arrangement shall result in the acquisition by McEwen Mining of all of the issued and outstanding Lexam VG Gold Shares; and (ii) subject to Section 2.09, each Lexam VG Gold Shareholder (other than a Lexam VG Gold Shareholder who has validly exercised its Lexam VG Gold Dissent Rights) shall be entitled to receive, in exchange for each Lexam

VG Gold Share held, the Arrangement Consideration, all as more specifically set out in the Plan of Arrangement.

2.02                                                                        Court Proceedings

Lexam VG Gold shall apply to the Court, in a manner acceptable to McEwen Mining, acting reasonably, pursuant to the OBCA for the Interim Order and the Final Order as follows:

(a)         as soon as reasonably practicable after the date of execution of this Arrangement Agreement and in any case on or before March 7, 2017, and subject to Section 5.01(a), Lexam VG Gold shall file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall request that the Interim Order shall provide, among other things:

(i)                                     for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Lexam VG Gold Meeting and for the manner in which such notices are to be provided, such notices to include, inter alia, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

(ii)                                  for confirmation of the record date for purposes of determining the Lexam VG Shareholders entitled to receive notice of and vote at the Lexam VG Gold Meeting;

(iii)                               that the requisite approval for the Arrangement Resolution shall be: (A) at least 66 2/3% of the votes cast on the Arrangement Resolution by the Lexam VG Gold Shareholders, voting as a single class, present in person or by proxy at the Lexam VG Gold Meeting; and (B) a simple majority of the votes cast on the Arrangement Resolution by Lexam VG Gold Shareholders, voting as a single class, present in person or by proxy at the Lexam VG Gold Meeting (excluding Lexam VG Gold Shares held by certain “interested parties” and “related parties” of any interested parties (as such terms are defined in MI 61-101) in accordance with the requirements of MI 61-101) (collectively, the “Lexam VG Gold Shareholder Approval”);

(iv)                              that, in all other respects, except as modified by the Interim Order, the terms, conditions and restrictions of the Lexam VG Gold constating documents, including quorum requirements and other matters, shall apply in respect of the Lexam VG Gold Meeting;

(v)                                 that McEwen Mining intends to rely upon the Section 3(a)(10) Exemption in connection with the issuance of McEwen Mining Shares to be issued in exchange for securities as contemplated by the Arrangement, subject to and conditioned upon the Court’s determination following a hearing that the Arrangement is fair and reasonable to the Lexam VG Gold Shareholders;

(vi)                              for the grant of the Lexam VG Gold Dissent Rights to the registered holders of Lexam VG Gold Shares;

(vii)                           for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(viii)                        that the Lexam VG Gold Meeting may be adjourned or postponed from time to time by management of Lexam VG Gold with the consent of McEwen Mining, in accordance with the terms of this Arrangement Agreement, without the need for additional approval of the Court;

(ix)                              that, subject to the Interim Order and not without the consent of McEwen Mining, the record date for the Lexam VG Gold Shareholders entitled to notice of and to vote at the Lexam VG Gold Meeting will not change in respect of any adjournment(s) (or postponements) of the Lexam VG Gold Meeting; and

(x)                                 for such other matters as Lexam VG Gold and McEwen Mining, each acting reasonably, may require; and

(b)         subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, Lexam VG Gold shall take all steps necessary or desirable to apply for and obtain the Final Order as soon as practicable following approval of the Arrangement Resolution at the Lexam VG Gold Meeting.

The notices of motion and related materials for the applications referred to in this Section 2.02 shall be in a form satisfactory to Lexam VG Gold and McEwen Mining, each acting reasonably.

2.03                                                                        Effecting the Arrangement

The Arrangement shall become effective at the Effective Time. Subject to the rights of termination contained in Article 8, upon the Lexam VG Gold Shareholders providing the Lexam VG Gold Shareholder Approval in accordance with the Interim Order, Lexam VG Gold obtaining the Final Order and the other conditions contained in Article 6 being complied with or waived, Lexam VG Gold shall file with the Director the Final Order and such other documents as may be required in order to effect the Arrangement, whereupon the Arrangement and other transactions contemplated by this Arrangement Agreement shall occur and shall be deemed to have occurred in the order set out in the Plan of Arrangement without any further act or formality.

2.04                                                                        Consultation

Lexam VG Gold and McEwen Mining will consult with each other in respect to issuing any press release or otherwise making any public statement with respect to this Arrangement Agreement or the Arrangement and in making any filing with the Court or the Director, any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrators or stock exchange with respect thereto. Each of Lexam VG Gold and McEwen Mining shall use its commercially reasonable efforts to enable each of the other of them to review and comment on all such press release and filings prior to the release or filing, respectively, thereof; provided, however, that the obligations herein will not prevent a Party from making, after consultation with the other Party, such disclosure as is required by Applicable Securities Laws or the rules and policies of any applicable stock exchange.

2.05                                                                        U.S. Securities Law Matters

The Parties agree that the McEwen Mining Shares to be issued to the Lexam VG Gold Shareholders pursuant to the Arrangement will not be registered under the 1933 Act and will be issued in reliance on the Section 3(a)(10) Exemption. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)         prior to the issuance of the Interim Order, the Court will be advised of the intention of the Parties to rely on the Section 3(a)(10) Exemption with respect to the issuance of the McEwen Mining Shares as the Arrangement Consideration in connection with the Arrangement, based on the Court’s approval of the Arrangement;

(b)         the Court will be asked to satisfy itself that the Arrangement is fair and reasonable to the Lexam VG Gold Shareholders;

(c)          the hearing of the Court to give approval of the Arrangement must be open to any Persons to whom securities will be issued under the Arrangement and there will not be any improper impediments to the appearance by those Persons at the hearing;

(d)         Lexam VG Gold will ensure that each Lexam VG Gold Shareholder entitled to receive McEwen Mining Shares as the Arrangement Consideration pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)          the Lexam VG Gold Shareholders will be advised that McEwen Mining Shares issued as Arrangement Consideration pursuant to the Arrangement have not been registered under the 1933 Act and will be issued by McEwen Mining in reliance on the Section 3(a)(10) Exemption, and may be subject to restrictions on resale under the applicable securities laws of the United States, including Rule 144 under the 1933 Act with respect to affiliates of Lexam VG Gold and McEwen Mining;

(f)           the Interim Order approving the Lexam VG Gold Meeting shall specify that each Person to whom McEwen Mining Shares will be issued pursuant to the Arrangement will have the right to appear before the Court at the hearing for the Final Order so long as they enter an appearance within a reasonable time; and

(g)          the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair as reasonable to the Lexam VG Gold Shareholders, as well as the following or substantially similar language: “This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act regarding the distribution of securities of McEwen Mining pursuant to the Plan of Arrangement”.

2.06                                                                        Closing

The closing of the Arrangement will take place at the offices of Bennett Jones LLP, located at 3400 One First Canadian Place, Toronto, Ontario, at 8:00 a.m. (Toronto time) on the Effective Date.

2.07                                                                        Adjustments for Dividends, Distributions or other Corporate Events

If on or after the date hereof, either Party: (i) splits, consolidates or reclassifies any of its common shares; (ii) undertakes any other capital reorganization; or (iii) declares, sets aside or pays any dividend or other distribution to its shareholders of record as of a time prior to the Effective Date (other than the declaration or payment of semi-annual dividends by McEwen Mining in amount not to exceed US$0.005 per McEwen Mining Share), the Parties hereto shall make such adjustments to the Arrangement, including the Arrangement Consideration and the Arrangement Consideration Factor, as they determine acting in good faith to be necessary to restore the original intention of the Parties in the circumstances (and in the case of any dividend or other distribution to shareholders, other than semi-annual dividends of McEwen Mining noted above, the adjustment shall be on the basis of 3 times the amount or value of any such dividend or other distribution).

2.08                                                                        Withholding

Lexam VG Gold, McEwen Mining and the Depositary shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends or other distributions otherwise payable to any former Lexam VG Gold Shareholder such amounts as Lexam VG Gold, McEwen Mining or the Depositary are required to deduct or withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable Tax Laws. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are remitted to the appropriate Governmental Entity.

2.09                                                                        Subscription Receipts

Notwithstanding that pursuant to the Arrangement each other Lexam VG Gold Shareholder will be entitled to receive the Arrangement Consideration in exchange for such Lexam VG Gold Shareholder’s Lexam VG Gold Shares, if the McEwen Mining Shareholder Approval has not been obtained prior to the Effective Time, no McEwen Mining Shares shall be issued in respect of any Lexam VG Gold Shares beneficially held, directly or indirectly, or controlled or directed as of the date hereof, by Mr. Robert McEwen (the “Controlled Lexam VG Gold Shares”) to the extent that such issuance would result in an issuance, in aggregate, of greater than one per cent (1%) of the number of issued and outstanding McEwen Mining Shares determined immediately prior to the Effective Time, as Arrangement Consideration for such Controlled Lexam VG Gold Shares. The portion of the Controlled Lexam VG Gold Shares that will result in aggregate Arrangement Consideration up to one percent (1%) of the number of issued and outstanding McEwen Mining Shares determined immediately prior to the Effective Time is herein referred to as the “Base Controlled Lexam VG Gold Shares” and the balance of the Controlled Lexam VG Gold Shares is herein referred to as the “Excess Controlled Lexam VG Gold Shares”. In accordance with the terms of the Plan of Arrangement at the Effective Time, (i) each Base Controlled Lexam VG Gold Share shall be exchanged for the Arrangement Consideration, and (ii) each Excess Controlled Lexam VG Gold Share shall be exchanged for such fraction of one Subscription Receipt equal to one (1) multiplied by the Arrangement Consideration Factor. For greater certainty, if the McEwen Mining Shareholder Approval is obtained prior to the Effective Time in accordance with the Plan of Arrangement, then each Controlled Lexam VG Gold Share shall be exchanged for the Arrangement Consideration at the Effective Time and no Subscription Receipts will be created and issued.

Notwithstanding the foregoing provisions of this Section 2.09, if the McEwen Mining Meeting occurs prior to the Effective Time and the McEwen Mining Shareholder Approval is not obtained at such meeting, then McEwen Mining shall not issue Arrangement Consideration in respect of the Excess Controlled Lexam VG Gold Shares but shall instead at the Effective Time and in accordance with the Plan of Arrangement pay to the holder thereof an amount in cash for each Excess Controlled Lexam VG Gold Share equal to the Arrangement Consideration Factor multiplied by the closing price of McEwen Mining Shares on the NYSE on the last trading day prior to the Effective Time.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF LEXAM VG GOLD

3.01                                                                        Representations and Warranties of Lexam VG Gold

Lexam VG Gold hereby represents and warrants to McEwen Mining as set forth in this Section 3.01 and hereby acknowledges that McEwen Mining is relying upon such representations and warranties in connection with entering into this Arrangement Agreement and agreeing to complete the Arrangement.

(a)         Organization

(i)            Lexam VG Gold and each Lexam VG Gold Subsidiary has been duly incorporated under the applicable Laws of its jurisdiction of incorporation, is validly existing and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted.

(ii)           Lexam VG Gold and each Lexam VG Gold Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Lexam VG Gold.

(b)         Capitalization

(i)            The authorized capital of Lexam VG Gold consists of an unlimited number of Lexam VG Gold Shares. As at the date of this Arrangement Agreement, 226,570,860 Lexam VG Gold Shares are issued and outstanding. As at the date of this Arrangement Agreement, there are outstanding Lexam VG Gold Options to acquire an aggregate of up to 969,000 Lexam VG Gold Shares, all of which are or will, upon issuance, become exercisable immediately prior to the completion of the Arrangement. Except for the Lexam VG Gold Options referred to in the preceding sentence, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Lexam VG Gold or any Lexam VG Gold Subsidiary to issue or sell any securities of Lexam VG Gold or any Lexam VG Gold Subsidiary or securities or obligations of any kind convertible into, or exchangeable or exercisable for, any securities of Lexam VG Gold or any Lexam VG Gold Subsidiary.

(ii)           All outstanding Lexam VG Gold Shares and the Lexam VG Gold Shares to be issued on any exercise of Lexam VG Gold Options have been duly authorized. The outstanding Lexam VG Gold Shares are, and any Lexam VG Gold Shares to be issued on the exercise of any Lexam VG Gold Options will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(iii)          All of the shares of the Lexam VG Gold Subsidiaries are validly issued, fully paid and non-assessable and are held directly or indirectly by Lexam VG Gold free and clear of any Encumbrances. No Person other than Lexam VG Gold holds any equity interest, or right to acquire any equity interest, in the Lexam VG Gold Subsidiaries. Lexam VG Gold does not hold any equity interest, or right to acquire any equity interest, in any Person, other than its interests in the Lexam VG Gold Subsidiaries and as disclosed in the Lexam VG Gold Public Documents.

(iv)          Lexam VG Gold has no Subsidiaries, other than a 100% interest in each of the Lexam VG Gold Subsidiaries.

(v)           There are no outstanding bonds, debentures or other evidences of indebtedness of Lexam VG Gold or any Lexam VG Gold Subsidiary having the right to vote (or that are convertible for, or exercisable into, securities having the right to vote) with the Lexam VG Gold Shareholders on any matter. There are no outstanding obligations of Lexam VG Gold or any Lexam VG Gold Subsidiary to repurchase, redeem or otherwise acquire any outstanding Lexam VG Gold Shares or with respect to the voting or disposition of any outstanding securities of Lexam VG Gold or any Lexam VG Gold Subsidiary. No holder of securities issued by Lexam VG Gold or any Lexam VG Gold Subsidiary has any right to compel Lexam VG Gold or any Lexam VG Gold Subsidiary to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

(vi)          Lexam VG Gold has provided to McEwen Mining, for all of the outstanding Lexam VG Gold Options as at the date of this Arrangement Agreement, a true and complete list setting out the name of each holder of a Lexam VG Gold Option, the number of Lexam VG Gold Options held by such Person and the exercise price, date of grant and expiry date of each such Lexam VG Gold Option, as well as a true and complete copy of the Lexam VG Gold Stock Option Plan.

(c)          Authority and No Violation

(i)            Lexam VG Gold has the necessary corporate power, authority and capacity to enter into this Arrangement Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Arrangement Agreement by Lexam VG Gold has been duly authorized by the Lexam VG Gold Board and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Arrangement Agreement, other than the Lexam VG Gold Shareholder Approval. This Arrangement Agreement has been duly executed and delivered by Lexam VG Gold and constitutes a legal, valid and binding obligation of Lexam VG Gold, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(ii)           The authorization of this Arrangement Agreement, the execution and delivery by Lexam VG Gold of this Arrangement Agreement and the performance by it of its obligations under this Arrangement Agreement, and the completion of the Arrangement will not:

A.            result (with or without notice or the passage of time) in a violation or breach of or constitute a default under, require an Authorization to be obtained under or give rise to any third party right of termination, amendment, cancellation, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right under, any provision of:

I.             its or any Lexam VG Gold Subsidiary’s articles, by-laws or other charter documents;

II.            any applicable Laws;

III.          any note, bond, mortgage, indenture, instrument, contract, agreement, lease or Authorization to which Lexam VG Gold or any Lexam VG Gold Subsidiary is party or by which it or its assets are bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Lexam VG Gold; or

IV.          any judgment, decree, order or award of any Governmental Entity, court or arbitrator;

B.            give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of Lexam VG Gold or any Lexam VG Gold Subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of Lexam VG Gold or any Lexam VG Gold Subsidiary to cease to be available, or cause any security interest in any assets of Lexam VG Gold or any Lexam VG Gold Subsidiary to become enforceable or realizable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Lexam VG Gold;

C.            give rise to any rights of first refusal or trigger any change of control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, agreement or Authorization, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Lexam VG Gold; or

D.            result in the imposition of any Encumbrance upon any assets of Lexam VG Gold or any Lexam VG Gold Subsidiary, except as would not,

individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Lexam VG Gold.

(iii)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained by Lexam VG Gold in connection with this Arrangement Agreement and the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement, other than: (i) the Lexam VG Gold Shareholder Approval; (ii) the approval of the Court pursuant to the Interim Order and the Final Order; (iii) the requirement to prepare and file this Arrangement Agreement and the Lexam VG Circular together with related continuous disclosure filings; and (iv) such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement. To the knowledge of Lexam VG Gold, the only Lexam VG Gold Shareholders whose votes may not be counted for the purposes of the “majority of the minority” approval under MI 61-101 are Robert McEwen (as to 60,739,962 Lexam VG Gold Shares) and Richard Brissenden (as to any Lexam VG Gold Shares acquired upon the exercise by Richard Brissenden of Lexam VG Gold Options).

(d)         Support of the Arrangement

Lexam VG Gold has received: (i) a formal valuation with respect to the Arrangement dated the date of this Arrangement Agreement prepared by INFOR Financial Inc. in compliance with the requirements of MI 61-101 (the “Lexam VG Gold Valuation”); and (ii) an opinion of INFOR Financial Inc. dated the date of this Arrangement Agreement, to the effect that, as of such date and subject to the assumptions and limitations set out therein, the Arrangement is fair, from a financial point of view, to Lexam VG Gold Shareholders (the “Lexam VG Gold Fairness Opinion”). The Lexam VG Gold Board has, taking into account, among other things, the recommendation of a special committee of independent and disinterested directors of the Lexam VG Gold Board, the Lexam VG Gold Valuation and the Lexam VG Gold Fairness Opinion, determined that the Arrangement is in the best interests of Lexam VG Gold and the Lexam VG Gold Shareholders. The Lexam VG Gold Board has approved the Arrangement and any other transactions contemplated by this Arrangement Agreement and determined to recommend approval of the Arrangement Resolution to the Lexam VG Gold Shareholders.

(e)          Authorizations

Lexam VG Gold and each Lexam VG Gold Subsidiary possess all Authorizations necessary to properly conduct their respective businesses. Each Authorization obtained by Lexam VG Gold or any Lexam VG Gold Subsidiary is in full force and effect and not subject to any dispute. Lexam VG Gold and the Lexam VG Gold Subsidiaries are in compliance with each of such Authorizations in all material respects. No event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of such Authorizations.

(f)           Public Filings

Lexam VG Gold has filed all documents or information required to be filed by it under Applicable Securities Laws from January 1, 2015 to the date of this Arrangement Agreement (the “Lexam VG Gold Public Documents”). All of the Lexam VG Gold Public Documents, as of their respective dates (and as of the dates of any amendments thereto), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Lexam VG Gold Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by the Canadian Securities Administrators. All of the Lexam VG Gold Public Documents are publicly available on SEDAR. Lexam VG Gold has not filed any confidential material change report with any Canadian Securities Administrator that at the date hereof remains confidential.

(g)          Disclosure Controls and Procedures

Lexam VG Gold has established and maintains a system of disclosure controls and procedures designed to ensure that information required to be disclosed by Lexam VG Gold under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Applicable Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Lexam VG Gold in the Lexam VG Gold Public Documents is accumulated and communicated to the management of Lexam VG Gold, including its principal executive and financial officers, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(h)         Financial Statements

The audited consolidated financial statements of Lexam VG Gold (including any related notes thereto) for the fiscal years ended December 31, 2015 and 2014 and the condensed interim consolidated financial statements of Lexam VG Gold (including any related notes thereto) for the period ended September 30, 2016 (collectively, the “Lexam VG Gold Financial Statements”) have been prepared in accordance with IFRS and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), financial position and results of operations of Lexam VG Gold as at December 31, 2015 and 2014 and September 30, 2016, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto), and subject in the case of unaudited interim consolidated financial statements to recurring year-end audit adjustments normal in nature and extent. The Lexam VG Gold Financial Statements reflect appropriate and adequate reserves in accordance with IFRS in respect of contingent liabilities, if any, of Lexam VG Gold.

(i)             Internal Controls Over Financial Reporting

Lexam VG Gold maintains internal controls over its financial reporting. Such internal controls over its financial reporting are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and Applicable Securities Laws and include policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions involving, or any acquisitions and dispositions of, the assets of Lexam VG Gold and the Lexam VG Gold Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the Lexam VG Gold Financial Statements in accordance with IFRS and Applicable Securities Laws, and that receipts and expenditures of Lexam VG Gold and the Lexam VG Gold Subsidiaries are being made only in accordance with authorizations of management and directors of Lexam VG Gold and the Lexam VG Gold Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Lexam VG Gold or the Lexam VG Gold Subsidiaries that could have a material effect on the Lexam VG Gold Financial Statements. To the knowledge of Lexam VG Gold, prior to the date of this Arrangement Agreement: (A) there were no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Lexam VG Gold that are reasonably likely to adversely affect the ability of Lexam VG Gold to record, process, summarize and report financial information; and (B) there was no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Lexam VG Gold. Since December 31, 2015, Lexam VG Gold has received no: (x) complaints from any source regarding any material accounting, internal accounting controls or auditing matters; or (y) expressions of concern from employees of Lexam VG Gold regarding questionable accounting or auditing matters.

(j)            Liabilities and Indebtedness

Neither Lexam VG Gold nor any of the Lexam VG Gold Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations that are specifically disclosed in the Lexam VG Gold Financial Statements; or (ii) liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2016. Neither Lexam VG Gold nor any of the Lexam VG Gold Subsidiaries has any material obligation to issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person. Neither Lexam VG Gold nor any of the Lexam VG Gold Subsidiaries has any off balance sheet liabilities or other arrangements that would avoid disclosure of liabilities in the Lexam VG Gold Financial Statements.

(k)         Books and Records

(i)            The financial books, records and accounts of Lexam VG Gold and each of the Lexam VG Gold Subsidiaries in all material respects:

A.            have been maintained in accordance with applicable Laws and IFRS on a basis consistent with prior years;

B.            are stated in reasonable detail and accurately and fairly reflect the material transactions involving, or any acquisitions or dispositions of, any assets of Lexam VG Gold and the Lexam VG Gold Subsidiaries; and

C.            accurately and fairly reflect the basis for the Lexam VG Gold Financial Statements.

(ii)           The corporate minute books Lexam VG Gold and each of the Lexam VG Gold Subsidiaries are complete and accurate in all material respects and contain, among other things, copies of minutes of all meetings and resolutions of the respective directors (other than those portions of minutes of meetings reflecting discussions of the Arrangement) and securityholders held in accordance with applicable Laws, and share issuance and transfer records.

(iii)          Lexam VG Gold has provided to McEwen Mining, on or before the date hereof, a true and complete copy of the minute books of Lexam VG Gold and each of the Lexam VG Gold Subsidiaries (including all of the information referred to in Section 3.01(k)(ii) above).

(l)             Absence of Certain Changes or Events

Since December 31, 2015, except as disclosed in the Lexam VG Gold Public Documents, and other than for the purposes of the Arrangement and any other transactions contemplated by this Arrangement Agreement:

(i)            Lexam VG Gold and each of the Lexam VG Gold Subsidiaries has conducted its business only in the Ordinary Course of Business;

(ii)           there has not been any acquisition or sale by Lexam VG Gold of any material property or assets;

(iii)          there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of Lexam VG Gold;

(iv)          there has been no dividend or distribution of any kind declared, paid or made by Lexam VG Gold on any Lexam VG Gold Shares;

(v)           Lexam VG Gold has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Lexam VG Gold Shares;

(vi)          neither Lexam VG Gold nor any Lexam VG Gold Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Lexam VG Gold;

(vii)         there has not been any incurrence, assumption or guarantee by Lexam VG Gold or any Lexam VG Gold Subsidiary of any debt for borrowed money, any creation or assumption by Lexam VG Gold or any Lexam VG Gold Subsidiary of any Encumbrance, or any making by Lexam VG Gold or any Lexam VG Gold Subsidiary of any loan, advance or capital contribution to, or investment in, any other Person, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Lexam VG Gold; and

(viii)        Lexam VG Gold has not effected any change in its accounting methods, principles or practices.

(m)     No Default

Neither Lexam VG Gold nor any of the Lexam VG Gold Subsidiaries nor, to the knowledge of Lexam VG Gold, any other party thereto, is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or would trigger a right of termination under: (i) any note, bond, mortgage, indenture or other instrument evidencing any indebtedness to which Lexam VG Gold or any Lexam VG Gold Subsidiary is a party; or (ii) any other contract, agreement, lease, letter of intent, offer or Authorization or other instrument or obligation, which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect in respect of Lexam VG Gold.

(n)         Litigation

(i)            There is no claim, action, proceeding or investigation that has been commenced or is pending or, to the knowledge of Lexam VG Gold, threatened, against Lexam VG Gold or any Lexam VG Gold Subsidiary or affecting any of its properties or assets by or before any Governmental Entity which, if determined adversely to Lexam VG Gold or the Lexam VG Gold Subsidiary, as the case may be, would, individually or in the aggregate:

A.            reasonably be expected to result in liability to Lexam VG Gold or any Lexam VG Gold Subsidiary in excess of $100,000 or have a Material Adverse Effect in respect of Lexam VG Gold; or

B.            reasonably be expected to prevent or materially delay the completion of the Arrangement or any other transactions contemplated under the Arrangement Agreement;

nor is Lexam VG Gold aware of any existing ground on which any such liability may be incurred or claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success.

(ii)           Neither Lexam VG Gold nor any of the Lexam VG Gold Subsidiaries, nor any of their respective properties and assets, is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect in respect of Lexam VG Gold or to prevent or materially delay the completion of the Arrangement.

(o)         Employment Matters

(i)            No Person is a party to or a participant in any agreement, arrangement, plan, obligation or understanding providing for severance, termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer or employee of, or independent contractor to, Lexam VG Gold or any Lexam VG Gold Subsidiary following a change of control of Lexam VG Gold (other than statutory severance obligations)

and there are no written or oral agreements, arrangements, plans, obligations or understandings providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer or employee of, or independent contractor to, Lexam VG Gold or any Lexam VG Gold Subsidiary following a change of control of Lexam VG Gold.

(ii)           Except as disclosed in the Lexam VG Gold Public Documents, neither Lexam VG Gold nor any Lexam VG Gold Subsidiary is a party to any employment, engagement or similar agreement with any director or officer of Lexam VG Gold or any Lexam VG Gold Subsidiary.

(iii)          Except as disclosed in writing by Lexam VG Gold to McEwen Mining, Lexam VG Gold has not declared or paid, or committed to declare or pay, any amount to any Person in respect of a performance or incentive or other bonus in respect of all or any part of its fiscal year ended on December 31, 2015 or in connection with the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement.

(iv)          Lexam VG Gold has been and is now in compliance, in all material respects, with all terms and conditions of employment, with respect to employment and labour, including wages, hours of work, overtime, human rights, occupational health and safety and workers compensation, and there are no current or pending or, to the knowledge of Lexam VG Gold, threatened proceedings (including grievances, arbitration, applications or pending applications) before any Governmental Entity or labour arbitrator (other than routine claims for benefits).

(v)           Neither Lexam VG Gold nor any Lexam VG Gold Subsidiary is subject to any material claim for wrongful dismissal, constructive dismissal or any other claim, actual or threatened, or any litigation, actual or threatened, relating to any of its employees or independent contractors (including any termination of such Persons).

(vi)          Neither Lexam VG Gold nor any Lexam VG Gold Subsidiary is a party to any collective bargaining agreement or subject to any application for certification or threatened or apparent union-organizing campaign and there are no current, pending or threatened strikes, lockouts or other labour disputes or disruptions at Lexam VG Gold or any Lexam VG Gold Subsidiary.

(vii)         There exists no Lexam VG Gold Benefit Plans and neither Lexam VG Gold nor any Lexam VG Gold Subsidiary has any pension plan or other obligation to provide post-retirement benefits.

(p)         Tax Matters

(i)            Lexam VG Gold and each of the Lexam VG Gold Subsidiaries has duly and in a timely manner filed all material Tax returns required to be filed by it and all such returns are correct and complete in all material respects and fully disclose the income and expenses as required or permitted by applicable Law. Lexam VG Gold and each of the Lexam VG Gold Subsidiaries has paid on a timely basis and in all material amounts all Taxes, including instalments, which are due and payable, and has paid all assessments and reassessments, and all other Taxes, governmental charges, penalties, interest and fines due and payable by it, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the Lexam VG Gold Financial Statements in accordance with IFRS. Adequate provision has been made on the Lexam VG Gold Financial Statements for amounts at least equal to the amount of all Taxes assessed and all Taxes owing by Lexam VG Gold or any Lexam VG Gold Subsidiary that are not yet due and payable and that relate to periods ending on or prior to the date of this Arrangement Agreement, including income taxes and related deferred taxes, in conformity with IFRS and all other applicable accounting rules and principles. No deficiencies exist or have been asserted with respect to Taxes of Lexam VG Gold or any Lexam VG Gold Subsidiary and, to the knowledge of Lexam VG Gold, there are no actions, suits, proceedings, investigations or claims outstanding, pending or threatened against Lexam VG Gold or any of the Lexam VG Gold Subsidiaries in respect of Taxes or assessments or any matters under discussion with any Governmental Entity relating to Taxes or assessments asserted by any such authority.

(ii)           Neither Lexam VG Gold nor any Lexam VG Gold Subsidiary is party to any Tax sharing agreement, Tax indemnification agreement or other agreement or arrangement relating to Taxes with any Person.

(iii)          Lexam VG Gold and each Lexam VG Gold Subsidiary has in all material respects withheld from each payment made to all of its current and former officers, directors and employees, and from each other payment of any nature made to any Person, the amount of all Taxes including income tax and other deductions required to be withheld therefrom and has paid the same to the applicable Governmental Entity within the time period required under applicable Law.

(iv)          Lexam VG Gold and each Lexam VG Gold Subsidiary have withheld or collected all amounts required to be withheld or collected by it on account of Taxes and have remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(v)           Neither Lexam VG Gold nor any Lexam VG Gold Subsidiary has requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

A.            to file any elections, designations or similar filings relating to any Taxes for which Lexam VG Gold or any Lexam VG Gold Subsidiary is or may be liable;

B.            Lexam VG Gold or any Lexam VG Gold Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes (other than any Taxes being appealed); or

C.            any Governmental Entity may assess or collect any Taxes for which Lexam VG Gold of any Lexam VG Gold Subsidiary is or may be liable.

(vi)                              Lexam VG Gold has furnished or made available to McEwen Mining complete and accurate copies of all Tax returns, and any amendments thereto, filed by Lexam VG Gold or any Lexam VG Gold Subsidiary for the preceding three (3) taxation years.

(vii)                           Lexam VG Gold has furnished or made available to McEwen Mining its best estimate, computed in accordance with the provisions of the Tax Act, of the adjusted cost base of all issued and outstanding common shares in the capital of each Lexam VG Gold Subsidiary owned by Lexam VG Gold.

(viii)                      To the knowledge of Lexam VG Gold, no transaction or arrangement between Lexam VG Gold and any Person with whom Lexam VG Gold was not dealing at arm’s length, within the meaning of the Tax Act, involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, has taken place for consideration that is other than the fair market value of such property, services or right to use property or services and each such transaction or arrangement was made on arm’s length terms and conditions.

(ix)                              There are no circumstances existing and no transactions or series of transactions or events has occurred which has resulted or which may result in the application of Sections 78 to 80.04 of the Tax Act or any equivalent provincial Tax Law to Lexam VG Gold or any Lexam VG Gold Subsidiary.

(q)         Insurance

Lexam VG Gold and each of the Lexam VG Gold Subsidiaries maintains or causes to be maintained insurance, naming Lexam VG Gold as an insured, of the types and in amounts customary and usual for Persons engaged in a business similar to that carried out by Lexam VG Gold and the Lexam VG Gold Subsidiaries.

(r)            Material Contracts

(i)                                     Lexam VG Gold has provided McEwen Mining true and complete copies of all contracts to which it or any Lexam VG Gold Subsidiary is a party or to which its assets are bound that are material to its property, assets or operations (the “Lexam VG Gold Material Contracts”).

(ii)                                  All Lexam VG Gold Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Lexam VG Gold or any Lexam VG Gold Subsidiary in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the result of arm’s length negotiations between the parties thereto. Lexam VG Gold and each Lexam VG Gold Subsidiary has performed in all material respects all respective obligations required to be performed by them to date under the Lexam VG Gold Material Contracts and are not, and are not to the knowledge of Lexam VG Gold alleged to be, (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the knowledge of Lexam VG Gold, no other party to any Lexam VG Gold Material Contract is in breach of any of its material obligations thereunder or has provided written notice of its intention to terminate any such Lexam VG Gold Material Contract.

(s)           Related Party Transactions

Neither Lexam VG Gold nor any of the Lexam VG Gold Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, Lexam VG Gold or any of the Lexam VG Gold Subsidiaries or any of their respective affiliates or associates (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). Except as disclosed in writing to McEwen Mining, no director, officer, employee or agent of Lexam VG Gold or any of the Lexam VG Gold Subsidiaries or any of their respective affiliates or associates is a party to any loan, contract, arrangement or understanding or other transactions with Lexam VG Gold or any of the Lexam VG Gold Subsidiaries.

(t)            Mineral Resources

The estimated measured, indicated and inferred mineral resources and other technical information contained in the technical reports filed on SEDAR by Lexam VG Gold (the “Lexam VG Gold Technical Reports”) have been prepared and disclosed in all material respects in accordance with the requirements set forth in National Instrument 43-101 — Standards of Disclosure for Mineral Projects and all Applicable Securities Laws. To the knowledge of Lexam VG Gold, the contents of such technical reports are not inaccurate in any material respect. There has been no material reduction in the aggregate amount of estimated mineral resources or mineralized material of Lexam VG Gold, taken as a whole, from the amounts disclosed in the Lexam VG Gold Technical Reports. All material drill results have been filed on SEDAR.

(u)         Property and Mineral Rights; Operations

(i)                                     With respect to the Lexam VG Gold Properties and material mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, mining leases or prospecting permits related to the Lexam VG Gold Properties (collectively, the “Lexam VG Gold Mineral Rights”)), except as disclosed in the Lexam VG Gold Public Documents and except where it would not reasonably be expected to have a material adverse effect in respect of any Lexam VG Gold Property:

A.                                    Lexam VG Gold or a Lexam VG Gold Subsidiary is the sole legal and beneficial owner of all right, title and interest in and to the Lexam VG Gold Properties and the Lexam VG Gold Mineral Rights, free and clear of any Encumbrances;

B.                                    all of the Lexam VG Gold Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims;

C.                                    the Lexam VG Gold Properties and the Lexam VG Gold Mineral Rights are in good standing under applicable Law and, to the knowledge of Lexam VG Gold, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made;

D.                                    there is no adverse claim against or challenge to the title to or ownership of the Lexam VG Gold Properties or any of the Lexam VG Gold Mineral Rights;

E.                                     Lexam VG Gold or a Lexam VG Gold Subsidiary has the exclusive right to deal with the Lexam VG Gold Properties and all of the Lexam VG Gold Mineral Rights;

F.                                      no Person other than Lexam VG Gold and the Lexam VG Gold Subsidiaries has any interest in the Lexam VG Gold Properties or any of the Lexam VG Gold Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

G.                                    there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Lexam VG Gold’s interest in the Lexam VG Gold Properties or any of the Lexam VG Gold Mineral Rights;

H.                                   there are no material restrictions on the ability of Lexam VG Gold and the Lexam VG Gold Subsidiaries to use, transfer or exploit the Lexam VG Gold Properties or any of the Lexam VG Gold Mineral Rights, except pursuant to applicable Laws and any applicable Aboriginal rights; and

I.                                        neither Lexam VG Gold nor any Lexam VG Gold Subsidiary has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Lexam VG Gold in any of the Lexam VG Gold Properties or any of the Lexam VG Gold Mineral Rights.

(ii)                                  All mines which have been abandoned by Lexam VG Gold or any Lexam VG Gold Subsidiary, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws.

(iii)                               To the knowledge of Lexam VG Gold, there have been no material claims made by or on behalf of an Aboriginal group that could reasonably be expected to materially adversely affect any of the Lexam VG Gold Properties or the Lexam VG Gold Mineral Rights.

(v)         Environmental

Except for any matters that are disclosed in the Lexam VG Gold Public Documents or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect in respect of Lexam VG Gold:

(i)                                     all facilities and operations of Lexam VG Gold and the Lexam VG Gold Subsidiaries and their predecessors have been conducted, and are now, in material compliance with all Environmental Laws;

(ii)                                  there have been no spills, releases, deposits, presence or discharges of pollutants or hazardous or toxic substances, contaminants or wastes into or in the earth, air or any body of water, whether surface or otherwise, by Lexam VG Gold or any of the Lexam VG Gold Subsidiaries or their predecessors or at, to or from Lexam VG Gold’s assets or operations, which could reasonably be expected to result in liability or remediation obligations under any Environmental Law;

(iii)                               neither Lexam VG Gold nor any of the Lexam VG Gold Subsidiaries has failed to report to the proper Governmental Entity the occurrence of any event which is required to be so reported by any Environmental Law;

(iv)                              no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Lexam VG Gold and the Lexam VG Gold Subsidiaries and, to the knowledge of Lexam VG Gold, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(v)                                 neither Lexam VG Gold nor any Lexam VG Gold Subsidiary is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(vi)                              Lexam VG Gold and the Lexam VG Gold Subsidiaries are in possession of, and in material compliance with, all Environmental Approvals, consents, waivers, permits, orders and exemptions required to own, lease and operate its properties and mineral projects and to conduct its business as it is now being conducted, and neither Lexam VG Gold nor any of the Lexam VG Gold Subsidiaries has received any notification from any Governmental Entity pursuant to any Environmental Laws that any work, undertaking, study, report, assessment, repairs, construction or other expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any Environmental Approvals issued pursuant thereto, or that any Environmental Approvals referred to above are about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(vii)                           Lexam VG Gold and the Lexam VG Gold Subsidiaries have made available to McEwen Mining all material audits, assessments, investigation report studies, plans, regulatory correspondence and similar information with respect to environmental, health and safety matters; and

(viii)                        to the knowledge of Lexam VG Gold, none of Lexam VG Gold nor any of the Lexam VG Gold Subsidiaries is subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(w)       No Brokers

Except for the fee to be paid to INFOR Financial Inc. pursuant to its engagement letter dated January 6, 2017 with Lexam VG Gold, a true and complete copy of which has been delivered to McEwen Mining, Lexam VG Gold is not obligated to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with the Arrangement or any other transactions contemplated by this Arrangement Agreement.

(x)         Non-Competition Agreements

Neither Lexam VG Gold nor any Lexam VG Gold Subsidiary is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit the manner or localities in which all or any material portion of the business of Lexam VG Gold and the Lexam VG Gold Subsidiaries is or could be conducted.

(y)         Compliance with Laws

(i)                                     Lexam VG Gold and the Lexam VG Gold Subsidiaries have complied with, and are not in violation of, any applicable Laws in all material respects, other than non-compliance or violations which would not be material to Lexam VG Gold, or which would not materially impair the ability of Lexam VG Gold to perform its obligations hereunder or reasonably be expected to prevent or materially delay the completion of the Arrangement.

(ii)                                  Neither Lexam VG Gold, nor, to the knowledge of Lexam VG Gold, any of the Lexam VG Gold Representatives: (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any similar Laws of other jurisdictions; (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(z)          Stock Exchange Compliance

Lexam VG Gold is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX.

(aa)  Reporting Issuer Status

Lexam VG Gold is a reporting issuer within the meaning of Applicable Securities Laws in all provinces and territories of Canada and is not on the list of reporting issuers in default maintained by any of the Canadian Securities Administrators. The Lexam VG Gold Shares are not registered or required to be registered under the 1934 Act.

3.02                                                                        Survival of Representations and Warranties

The representations and warranties contained in this Article 3 shall survive the execution and delivery of this Arrangement Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Arrangement Agreement is terminated in accordance with its terms. This Section 3.02 will not limit any covenant or agreement of the Parties, which, by its terms, contemplates performance after the Effective Date or the date on which this Arrangement Agreement is terminated, as the case may be. Any investigation by McEwen Mining and any of its advisors shall not mitigate, diminish or affect the representations and warranties of Lexam VG Gold contained in this Arrangement Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MCEWEN MINING

4.01                                                                        Representations and Warranties of McEwen Mining

McEwen Mining hereby represents and warrants to Lexam VG Gold as set forth in this Section 4.01, and hereby acknowledges that Lexam VG Gold is relying upon such representations and warranties in connection with entering into this Arrangement Agreement and agreeing to complete the Arrangement.

(a)         Organization

(i)                                     McEwen Mining and each McEwen Mining Subsidiary has been duly incorporated or formed under the applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted. All of the McEwen Mining Subsidiaries and McEwen Mining’s percentage of ownership of such McEwen Mining Subsidiaries are as set out in the McEwen Mining Public Documents. All of the outstanding shares of the McEwen Mining Subsidiaries which are held directly or indirectly by McEwen Mining are validly issued, fully paid and non-assessable and are owned directly or indirectly by McEwen Mining free and clear of any Encumbrances. McEwen Mining does not hold any equity interest, or right to acquire any equity interest, in any Person, other than its interests in the McEwen Mining Subsidiaries as disclosed in the McEwen Mining Public Documents.

(ii)                                  McEwen Mining and each McEwen Mining Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of McEwen Mining.

(iii)                               McEwen Mining has no Subsidiaries other than the McEwen Mining Subsidiaries and other than as disclosed in the McEwen Mining Public Documents.

(b)         Capitalization

(i)                                     The authorized capital of McEwen Mining consists of: (i) 500,000,000 McEwen Mining Shares; and (ii) two (2) shares of preferred stock. As at the date of this Arrangement Agreement, there are issued and outstanding: (A) 299,569,826 McEwen Mining Shares; and (B) one (1) share of Series B Special Voting preferred stock. As at the date of this Arrangement Agreement, there are outstanding McEwen Mining Options to acquire an aggregate of up to 4,719,299 McEwen Mining Shares. Except for the McEwen Mining Options referred to in the preceding sentence and pursuant to the Subscription Receipt Agreement, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating McEwen Mining or any McEwen Mining Subsidiary to issue or sell any securities of McEwen Mining or any McEwen Mining Subsidiary or securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of McEwen Mining or any McEwen Mining Subsidiary.

(ii)                                  All outstanding McEwen Mining Shares, the share of Series B Special Voting preferred stock of McEwen Mining and the McEwen Mining Shares to be issued on the exercise of the McEwen Mining Options have been duly authorized. The outstanding McEwen Mining Shares are, and the McEwen Mining Shares to be issued on the exercise of McEwen Mining Options will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(iii)                               There are no outstanding bonds, debentures or other evidences of indebtedness of McEwen Mining or any McEwen Mining Subsidiary having the right to vote (or that are convertible for, or exercisable into, securities having the right to vote) with the McEwen Mining Shareholders on any matter. There are no outstanding obligations of McEwen Mining or any McEwen Mining Subsidiary to repurchase, redeem or otherwise acquire any outstanding McEwen Mining Shares or with respect to the voting or disposition of any outstanding securities of McEwen Mining or any McEwen Mining Subsidiary. No holder of securities issued by McEwen Mining or any McEwen Mining Subsidiary has any right to compel McEwen Mining or any McEwen Mining Subsidiary to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

(c)          Authority and No Violation

(i)                                     McEwen Mining has the necessary corporate power, authority and capacity to enter into this Arrangement Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Arrangement Agreement by McEwen Mining has been duly authorized by the McEwen Mining Board and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Arrangement Agreement. This Arrangement Agreement has been duly executed and delivered by McEwen Mining and constitutes a legal, valid and binding obligation of McEwen Mining, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(ii)                                  The authorization of this Arrangement Agreement, the execution and delivery by McEwen Mining of this Arrangement Agreement and the performance by it of its obligations under this Arrangement Agreement, and the completion of the Arrangement will not:

A.                                    result (with or without notice or the passage of time) in a violation or breach of or constitute a default under, require an Authorization to be obtained under or give rise to any third party right of termination, amendment, cancellation, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right under, any provision of:

I.                                        its or any McEwen Mining Subsidiary’s articles, by-laws or other charter documents;

II.                                   any applicable Laws, except to the extent that the violation or breach of any applicable Laws, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of McEwen Mining;

III.                              any note, bond, mortgage, indenture, instrument, contract, agreement, lease or Authorization to which McEwen Mining or any McEwen Mining Subsidiary is party or by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of McEwen Mining; or

IV.                               any judgment, decree, order or award of any Governmental Entity, court or arbitrator;

B.                                    give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of McEwen Mining or any McEwen Mining Subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of McEwen Mining or any McEwen Mining Subsidiary to cease to be available, or cause any security interest in any assets of McEwen Mining or any McEwen Mining Subsidiary to become enforceable or realizable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of McEwen Mining;

C.                                    other than as set out in the McEwen Mining Public Documents, give rise to any rights of first refusal or trigger any change of control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, agreement, or Authorization described in Section 4.01(c)(ii)A.II, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of McEwen Mining; or

D.                                    result in the imposition of any Encumbrance upon any assets of McEwen Mining or any McEwen Mining Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of McEwen Mining.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by McEwen Mining in connection with this Arrangement Agreement and the completion of any other transactions contemplated by this Arrangement Agreement, other than: (i) any approvals required by the Interim Order and the Final Order; (ii) the approval of the NYSE and the TSX of the listing of the McEwen Mining Shares issuable pursuant to the Arrangement; and (iii) such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement.

(d)         Support of the Arrangement

A special committee of independent and disinterested directors of the McEwen Mining Board has received an opinion of Raymond James Ltd. dated the date of this Arrangement Agreement, to the effect that, as of such date and subject to the assumptions, qualifications, limitations and other matters set out therein, the consideration payable by McEwen Mining pursuant to the Arrangement is fair, from a financial point of view, to McEwen Mining. The McEwen Mining Board has, taking into account, among other things, the recommendation of a special committee of the McEwen Mining Board, determined that the Arrangement is in the best interests of McEwen Mining and the McEwen Mining Shareholders.

(e)          Authorizations

Except as would not have a Material Adverse Effect with respect to McEwen Mining: (i) McEwen Mining and each McEwen Mining Subsidiary possess all Authorizations necessary to properly conduct their respective businesses; (ii) each Authorization obtained by McEwen Mining or any McEwen Mining Subsidiary is in full force and effect and not subject to any dispute; (iii) McEwen Mining and the McEwen Mining Subsidiaries are in compliance with each of such Authorizations; and (iv) no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of such Authorizations.

(f)           Public Filings

McEwen Mining has filed all documents or information required to be filed by it under Applicable Securities Laws from January 1, 2015 to the date of this Arrangement Agreement (the “McEwen Mining Public Documents”). All of the McEwen Mining

Public Documents, as of their respective dates (and as of the dates of any amendments thereto), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the McEwen Mining Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by Canadian Securities Administrators or U.S. Securities Administrators. All of the McEwen Mining Public Documents are publicly available on EDGAR and SEDAR. McEwen Mining has not filed any confidential material change report or similar such report with any Canadian Securities Administrator or U.S. Securities Administrator that at the date hereof remains confidential.

(g)          Disclosure Controls and Procedures

McEwen Mining has established and maintains a system of disclosure controls and procedures designed to ensure that information required to be disclosed by McEwen Mining under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Applicable Securities Laws.

(h)         Financial Statements

The audited consolidated financial statements of McEwen Mining (including any related notes thereto) for the fiscal years ended December 31, 2015 and 2014 and the condensed interim consolidated financial statements of McEwen Mining (including any related notes thereto) for the period ended September 30, 2016 (collectively, the “McEwen Mining Financial Statements”) have been prepared in accordance with U.S. GAAP and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), financial position and results of operations of McEwen Mining as at December 31, 2015 and 2014 and September 30, 2016, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto), and subject in the case of unaudited interim consolidated financial statements to rules of the SEC relating to such interim financial statements and recurring year-end audit adjustments normal in nature and extent. The McEwen Mining Financial Statements reflect appropriate and adequate reserves in accordance with U.S. GAAP in respect of contingent liabilities, if any, of McEwen Mining.

(i)             Internal Controls Over Financial Reporting

McEwen Mining maintains internal controls over its financial reporting. Such internal controls over its financial reporting are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and Applicable Securities Laws. To the knowledge of McEwen Mining, prior to the date of this Arrangement Agreement: (A) there were no material weaknesses in the internal controls over financial reporting of McEwen Mining that are reasonably likely to adversely affect the ability of McEwen Mining to record, process, summarize and report financial information; and (B) there was no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of McEwen Mining. Since December 31, 2015, McEwen Mining has received no: (x) complaints from any source regarding any material accounting, internal accounting controls or auditing matters; or (y) expressions of concern from employees of McEwen Mining regarding questionable accounting or auditing matters.

(j)            Liabilities and Indebtedness

Neither McEwen Mining nor any of the McEwen Mining Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations that are specifically disclosed in the McEwen Mining Financial Statements; (ii) liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2016; or (iii) liabilities and obligations that would not have a Material Adverse Effect with respect to McEwen Mining. Neither McEwen Mining nor the McEwen Mining Subsidiaries have any material obligation to issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person. Neither McEwen Mining nor any of the McEwen Mining Subsidiaries has any off balance sheet liabilities or other arrangements that would avoid disclosure of liabilities in the McEwen Mining Financial Statements.

(k)         Books and Records

(i)                                     The financial books, records and accounts of McEwen Mining and each of the McEwen Mining Subsidiaries in all material respects:

A.                                    have been maintained in accordance with applicable Laws and U.S. GAAP on a basis consistent with prior years;

B.                                    are stated in reasonable detail and accurately and fairly reflect the material transactions involving, or any acquisitions or dispositions of, any assets of McEwen Mining and the McEwen Mining Subsidiaries; and

C.                                    accurately and fairly reflect the basis for the McEwen Mining Financial Statements.

(ii)                                  The corporate minute books of McEwen Mining and each of the McEwen Mining Subsidiaries are complete and accurate in all material respects and contain, among other things, copies of minutes of all meetings and resolutions of the respective directors (other than those portions of minutes of meetings reflecting discussions of the Arrangement) and securityholders, held in accordance with applicable Laws, and share issuance and transfer records.

(iii)                               McEwen Mining has provided to Lexam VG Gold, on or before the date hereof, a true and complete copy of the minute books of McEwen Mining and each of the McEwen Mining Subsidiaries (including all information referred to in Section 4.01(k)(ii)).

(l)             Absence of Certain Changes or Events

From December 31, 2015 to the date of this Arrangement Agreement, except as disclosed in the McEwen Public Disclosure, and other than for the purposes of the Arrangement and any other transactions contemplated by this Arrangement Agreement:

(i)                                     McEwen Mining and each of the McEwen Mining Subsidiaries has conducted its business only in the Ordinary Course of Business;

(ii)                                  there has not been any acquisition or sale by McEwen Mining of any material property or assets;

(iii)                               there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of McEwen Mining;

(iv)                              there has been no dividend or distribution of any kind declared, paid or made by McEwen Mining on any McEwen Mining Shares;

(v)                                 McEwen Mining has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding McEwen Mining Shares;

(vi)                              neither McEwen Mining nor any McEwen Mining Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of McEwen Mining;

(vii)                           there has not been any incurrence, assumption or guarantee by McEwen Mining or any McEwen Mining Subsidiary of any debt for borrowed money, any creation or assumption by McEwen Mining or any McEwen Mining Subsidiary of any Encumbrance, or any making by McEwen Mining or any McEwen Mining Subsidiary of any loan, advance or capital contribution to, or investment in, any other Person, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of McEwen Mining; and

(viii)                        McEwen Mining has not effected any change in its accounting methods, principles or practices.

(m)     No Default

Neither McEwen Mining nor any of the McEwen Mining Subsidiaries, nor, to the knowledge of McEwen Mining, any other party thereto, is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or would trigger a right of termination under: (i) any note, bond, mortgage, indenture or other instrument evidencing any indebtedness to which McEwen Mining or any McEwen Mining Subsidiary is a party; or (ii) any other contract, agreement, lease, letter of intent, offer or Authorization or other instrument or obligation, which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect in respect of McEwen Mining.

(n)         Litigation

(i)                                     There is no claim, action, proceeding or investigation that has been commenced or is pending or, to the knowledge of McEwen Mining, threatened, against McEwen Mining or any McEwen Mining Subsidiary or affecting any of its properties or assets before any Governmental Entity which, if determined adversely to McEwen Mining or any McEwen Mining Subsidiary, as the case may be, would, individually or in the aggregate:

A.                                    except as disclosed in writing to Lexam VG Gold, reasonably be expected to result in liability to McEwen Mining or any McEwen Mining Subsidiary in excess of US$3,000,000 or have a Material Adverse Effect in respect of McEwen Mining; or

B.                                    reasonably be expected to prevent or materially delay the completion of the Arrangement;

nor is McEwen Mining aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success.

(ii)                                  Neither McEwen Mining nor any of the McEwen Mining Subsidiaries, nor any of their respective properties and assets, is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect in respect of McEwen Mining or to prevent or materially delay the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement.

(o)         Tax Matters

Except in each case as disclosed in writing by McEwen Mining to Lexam VG Gold or as would not, individually or in the aggregate, result in a Material Adverse Effect with respect to McEwen Mining:

(i)                                     McEwen Mining and each of the McEwen Mining Subsidiaries has duly and in a timely manner filed all material Tax returns required to be filed by it and all such returns are correct and complete in all material respects and fully disclose the income and expenses as required or permitted by applicable Law.

(ii)                                  McEwen Mining and each of the McEwen Mining Subsidiaries has paid on a timely basis and in all material amounts all Taxes, including instalments, which are due and payable, and has paid all assessments and reassessments, and all other Taxes, governmental charges, penalties, interest and fines due and payable by it, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the McEwen Mining Financial Statements in accordance with U.S. GAAP.

(iii)                               Adequate provision has been made on the McEwen Mining Financial Statements for amounts at least equal to the amount of all Taxes assessed and all Taxes owing by McEwen Mining or any McEwen Mining Subsidiary that are not yet due and payable and that relate to periods ending on or prior to the date of this Arrangement Agreement, including income taxes and related deferred taxes, in conformity with U.S. GAAP and all other applicable accounting rules and principles.

(iv)                              No deficiencies exist or have been asserted with respect to Taxes of McEwen Mining or any McEwen Mining Subsidiary and, to the knowledge of McEwen Mining, there are no actions, suits, proceedings, investigations or claims outstanding, pending or threatened against McEwen Mining or any McEwen Mining Subsidiary in respect of Taxes or assessments or any matters under discussion with any Governmental Entity relating to Taxes or assessments asserted by any such authority.

(v)                                 Neither McEwen Mining nor any McEwen Mining Subsidiary is party to any Tax sharing agreement, Tax indemnification agreement or other agreement or arrangement relating to taxes with any Person.

(p)         Mineral Resources and Mineral Reserves

The estimated measured, indicated and inferred mineral resources and proven and probable mineral reserves and other technical information contained in the technical reports filed on SEDAR by McEwen Mining (collectively, excluding technical reports superseded by more recent technical reports, the “McEwen Mining Technical Reports”) have been prepared and disclosed in all material respects in accordance with the requirements set forth in National Instrument 43-101 — Standards of Disclosure for Mineral Projects and all Applicable Securities Laws. To the knowledge of McEwen Mining, the contents of the McEwen Mining Technical Reports are not inaccurate in any material respect. There has been no material reduction in the aggregate amount of estimated mineral resources or mineralized material of McEwen Mining, taken as a whole, from the amounts disclosed in the McEwen Mining Technical Reports.

(q)         Property and Mineral Rights; Operations

With respect to the McEwen Mining Properties and other mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, mining leases or prospecting permits relating to the McEwen Mining Properties (collectively, the “McEwen Mining Mineral Rights”)), except as disclosed in the McEwen Mining Public Documents and except where it would not reasonably be expected to have a Material Adverse Effect in respect of McEwen Mining:

(i)                                     McEwen Mining or a McEwen Mining Subsidiary is the sole legal and beneficial owner of all right, title and interest in and to the McEwen Mining Properties and the McEwen Mining Mineral Rights, free and clear of any Encumbrances;

(ii)                                  all of the McEwen Mining Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims;

(iii)                               the McEwen Mining Properties and the McEwen Mining Mineral Rights are in good standing under applicable Law and, to the knowledge of McEwen Mining,

all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made;

(iv)                              there is no adverse claim against or challenge to the title to or ownership of the McEwen Mining Properties or any of the McEwen Mining Mineral Rights;

(v)                                 McEwen Mining or a McEwen Mining Subsidiary has the exclusive right to deal with the McEwen Mining Properties and all of the McEwen Mining Mineral Rights;

(vi)                              no Person other than McEwen Mining and the McEwen Mining Subsidiaries has any interest in the McEwen Mining Properties or any of the McEwen Mining Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

(vii)                           there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect McEwen Mining’s interest in the McEwen Mining Properties or any of the McEwen Mining Mineral Rights;

(viii)                        there are no material restrictions on the ability of McEwen Mining and the McEwen Mining Subsidiaries to use, transfer or exploit the McEwen Mining Properties or any of the McEwen Mining Mineral Rights, except pursuant to applicable Laws; and

(ix)                              neither McEwen Mining nor any McEwen Mining Subsidiary has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of McEwen Mining in any of the McEwen Mining Properties or any of the McEwen Mining Mineral Rights.

(r)            Environmental

Except as disclosed in the McEwen Mining Public Documents and except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect in respect of McEwen Mining:

(i)                                     all facilities and operations of McEwen Mining and the McEwen Mining Subsidiaries and their predecessors have been conducted, and are now, in material compliance with all Environmental Laws;

(ii)                                  there have been no spills, releases, deposits, presence or discharges of pollutants or hazardous or toxic substances, contaminants or wastes into or in the earth, air or any body of water, whether surface or otherwise, by McEwen Mining or any of the McEwen Mining Subsidiaries or their predecessors or at, to or from McEwen Mining’s assets or operations, which could reasonably be expected to result in liability or remediation obligations under any Environmental Law;

(iii)                               neither McEwen Mining nor any of the McEwen Mining Subsidiaries has failed to report to the proper Governmental Entity the occurrence of any event which is required to be so reported by any Environmental Law;

(iv)                              no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of McEwen Mining and the McEwen Mining Subsidiaries and, to the knowledge of McEwen Mining, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(v)                                 neither McEwen Mining nor any McEwen Mining Subsidiary is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(vi)                              McEwen Mining and the McEwen Mining Subsidiaries are in possession of, and in material compliance with, all Environmental Approvals, consents, waivers, permits, orders and exemptions required to own, lease and operate its properties and mineral projects and to conduct its business as it is now being conducted, and neither McEwen Mining nor any of the McEwen Mining Subsidiaries has received any notification from any Governmental Entity pursuant to any Environmental Laws that any work, undertaking, study, report, assessment, repairs, construction or other expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any Environmental Approvals issued pursuant thereto, or that any Environmental Approvals referred to above are about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated; and

(vii)                           to the knowledge of McEwen Mining, none of McEwen Mining nor any of the McEwen Mining Subsidiaries is subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(s)           Compliance with Laws

(i)                                     McEwen Mining and the McEwen Mining Subsidiaries have complied with, and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to McEwen Mining, or which would not materially impair the ability of McEwen Mining to perform its obligations hereunder or reasonably be expected to prevent or materially delay the completion of the Arrangement.

(ii)                                  Neither McEwen Mining, nor, to the knowledge of McEwen Mining, any of its directors, officers, representatives, agents or employees: (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any similar Laws of other jurisdictions; (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(t)            Stock Exchange Compliance

McEwen Mining is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE and the TSX.

(u)         Reporting Issuer Status

McEwen Mining is a reporting issuer within the meaning of Applicable Securities Laws in all provinces of Canada and is not on the list of reporting issuers in default maintained by any of the Canadian Securities Administrators, and is in compliance with its reporting obligations under the 1934 Act.

(v)         Certain Securities Law Matters

The McEwen Mining Shares to be issued in connection with the Arrangement: (i) will not be subject to any statutory hold or restricted period under the Applicable Securities Laws in Canada and will be freely tradable within Canada by the holders thereof, subject in each case to restrictions contained in Section 2.6(3) of National Instrument 45-102 — Resale of Securities of the Canadian Securities Administrators; (ii) assuming the compliance of Lexam VG Gold with the terms of this Arrangement Agreement, the McEwen Mining Shares to be issued in connection with the Arrangement shall be exempt from registration requirements of the 1933 Act pursuant to the Section 3(a)(10) Exemption; and (iii) the McEwen Mining Shares to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the 1933 Act (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act).

4.02                                                                        Survival of Representations and Warranties

The representations and warranties contained in this Article 4 shall survive the execution and delivery of this Arrangement Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Arrangement Agreement is terminated in accordance with its terms. This Section 4.02 will not limit any covenant or agreement of the Parties, which, by its terms, contemplates performance after the Effective Date or the date on which this Arrangement Agreement is terminated, as the case may be. Any investigation by Lexam VG Gold and any of its advisors shall not mitigate, diminish or affect the representations and warranties of McEwen Mining contained in this Arrangement Agreement.

ARTICLE 5
COVENANTS

5.01                                                                        Covenants of Lexam VG Gold

Subject to the terms of this Arrangement Agreement, Lexam VG Gold hereby covenants and agrees with McEwen Mining as follows:

(a)         Interim Order

As soon as reasonably practicable, and in any event no later than March 7, 2017, Lexam VG Gold shall file, proceed with and diligently prosecute an application to the Court for the Interim Order in accordance with Section 2.02(a), and in such a manner as to preserve for McEwen Mining the availability of the Section 3(a)(10) Exemption.

(b)         The Lexam VG Gold Meeting

Lexam VG Gold shall:

(i)                                     in a timely and expeditious manner carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Lexam VG Gold;

(ii)                                  as promptly as practicable after the execution of this Arrangement Agreement, prepare, in compliance with the Interim Order and in consultation with McEwen Mining, the Lexam VG Gold Circular (which shall be in a form satisfactory to each of the Parties and their respective legal counsel, acting reasonably), together with any other documents required by applicable Laws in connection with the Lexam VG Gold Meeting, which shall contain all information required by, and shall otherwise comply with, all applicable Laws, including all applicable corporate Laws and Applicable Securities Laws (including MI 61-101), and a copy of the Lexam VG Gold Valuation and the Lexam VG Gold Fairness Opinion of its independent financial advisor. The Lexam VG Gold Circular and the other documents referred to above shall provide Lexam VG Gold Shareholders with information in sufficient detail to permit them to form a reasoned judgment with respect to the matters placed before them at the Lexam VG Gold Meeting, and shall not contain any misrepresentation (as defined under Applicable Securities Laws) with respect thereto, other than with respect to any information relating to and provided by McEwen Mining;

(iii)                               as promptly as practicable after obtaining the Interim Order, cause the Lexam VG Gold Circular and all other related materials for the Lexam VG Gold Meeting to be mailed to Lexam VG Gold Shareholders and any other Persons required by the Interim Order and in accordance with all applicable Laws and file with the Canadian Securities Administrators the Lexam VG Gold Circular and all other related materials for the Lexam VG Gold Meeting, and if necessary in order to comply with Applicable Securities Laws, after the Lexam VG Gold Circular shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials, and, if required in connection therewith, re-solicit proxies;

(iv)                              Lexam VG Gold shall:

A.                                    (I) take all commercially reasonable lawful action to solicit proxies in favour of the Arrangement Resolution including if requested and as agreed to by McEwen Mining, acting reasonably, retaining a proxy solicitation agent for such purpose, the cost and expenses of which proxy solicitation agent shall be borne by McEwen Mining up to the amount of $50,000 (with all amounts in excess of $50,000 payable by Lexam VG Gold); (II) take all commercially reasonable actions to seek the approval of the Arrangement Resolution by Lexam VG Gold Shareholders; (III) include its unanimous recommendation to vote in favour of the Arrangement Resolution in the Lexam VG Gold Circular and include in the Lexam VG Gold Circular a statement that each director and executive officer of Lexam VG Gold intends to vote all of such Person’s Lexam VG Gold Shares (including any Lexam VG Gold Shares issued upon the exercise of any Lexam VG Gold Options) in favour of the Arrangement Resolution, subject to the other terms of this Arrangement Agreement and the Lexam VG Gold Lock-Up Agreements; (IV) not: (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to McEwen Mining, or fail to reaffirm its recommendation of the Arrangement within five (5) Business Days (and in any case prior to the Lexam VG Gold Meeting) after having been requested in writing by McEwen Mining to do so, the approval or recommendation of the Lexam VG Gold Board, or any committee thereof, of this Arrangement Agreement or the Arrangement; or (y) approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until the earlier of (i) five (5) Business Days following the public announcement of such Acquisition Proposal, or (ii) one (1) Business Day prior to the Lexam VG Gold Meeting shall not be considered an adverse modification) (either (x) or (y) being a “Change in Lexam VG Gold Recommendation”), in either case except as expressly permitted by Article 7;

B.                                    promptly notify McEwen Mining if at any time before the Effective Date Lexam VG Gold becomes aware that: (i) the Lexam VG Gold Circular contains a misrepresentation (as defined under Applicable Securities Laws); or (ii) an amendment or supplement to the Lexam VG Gold Circular is required, and the Parties shall cooperate in the preparation of any amendment or supplement;

C.                                    convene and conduct the Lexam VG Gold Meeting in accordance with the articles and by-laws of Lexam VG Gold, the Interim Order and applicable Laws as soon as reasonably practicable and in any event no later than April 17, 2017;

D.                                    not propose or submit for consideration at the Lexam VG Gold Meeting any business other than the Arrangement Resolution without the prior written consent of McEwen Mining (which consent shall not be unreasonably withheld, conditioned or delayed);

E.                                     provide notice to McEwen Mining of the Lexam VG Gold Meeting and all steps in the application before the Court and allow representatives of McEwen Mining to attend the Lexam VG Gold Meeting; and

F.                                      conduct the Lexam VG Gold Meeting in accordance with the Interim Order, the OBCA, the articles and by-laws of Lexam VG Gold and applicable Laws;

(v)                                 take all such actions as may be required under the Interim Order or applicable Laws, including the rules of the TSX, in connection with the Arrangement and any other transactions contemplated by this Arrangement Agreement.

(c)          Status of Voting

Lexam VG Gold shall use its reasonable best efforts to advise McEwen Mining, upon request by McEwen Mining, and in any event at least on a daily basis on each of the ten (10) Business Days prior to the date of the Lexam VG Gold Meeting, as to the aggregate tally of the proxies received by Lexam VG Gold in respect of the Arrangement Resolution.

(d)         Adjournment

Subject to the terms of this Arrangement Agreement, Lexam VG Gold shall not adjourn, postpone or cancel the Lexam VG Gold Meeting (or propose to do so), except: (i) if a quorum is not present at the Lexam VG Gold Meeting; (ii) if required by applicable Laws or a ruling, order or decree of a court having jurisdiction, any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator or any stock exchange; or (iii) if otherwise agreed to by McEwen Mining in writing.

(e)          Dissent Rights

Lexam VG Gold shall provide McEwen Mining with copies of any purported exercise of the Lexam VG Gold Dissent Rights and all written communications with any Lexam VG Gold Shareholder purportedly exercising such Lexam VG Gold Dissent Rights, and shall not settle or compromise any Lexam VG Gold Dissent Rights or any other legal action brought by any present, former or purported Lexam VG Gold Shareholder in connection with the Arrangement and any other transactions contemplated by this Arrangement Agreement, without the prior written consent of McEwen Mining, which consent shall not be unreasonably withheld.

(f)           Amendments to Lexam VG Gold Circular

In a timely manner and subject to providing McEwen Mining with a reasonable opportunity to comment thereon, Lexam VG Gold shall, with the assistance of McEwen Mining, prepare and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Lexam VG Gold Circular (which amendments or supplements shall be in a form acceptable to McEwen Mining and Lexam VG Gold, each acting reasonably) with respect to the Lexam VG Gold Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, to all Lexam VG Gold Shareholders and other Persons required by the Interim Order to be sent such amendments and supplements to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(g)          Final Order

Subject to the approval of the Arrangement Resolution in accordance with the provisions of the Interim Order and as required by applicable Laws, Lexam VG Gold shall forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in form and substance satisfactory to McEwen Mining, acting reasonably.

(h)         Compliance with Orders

Lexam VG Gold shall forthwith carry out the terms of the Interim Order and the Final Order.

(i)             Copy of Documents

Lexam VG Gold shall furnish promptly to McEwen Mining a copy of each notice, report, schedule or other document or communication delivered, filed or received by Lexam VG Gold in connection with this Arrangement Agreement, the Arrangement, the Interim Order, the Final Order, the Lexam VG Gold Meeting or any other meeting at which Lexam VG Gold Shareholders are entitled to attend and vote relating to special business, any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator or any stock exchange in connection with, or in any way affecting, the Arrangement and any other transactions contemplated by this Arrangement Agreement.

(j)            Usual Business

Except as expressly provided herein, Lexam VG Gold shall, and shall cause the Lexam VG Gold Subsidiaries to, conduct business only, and not take any action except, in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its present business organization and goodwill, to preserve intact the Lexam VG Gold Properties and Lexam VG Gold Mineral Rights, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, employees and others having business relationships with Lexam VG Gold and any of the Lexam VG Gold Subsidiaries.

(k)         Certain Actions Prohibited

Other than as expressly provided for in this Arrangement Agreement, Lexam VG Gold shall not, and shall cause each Lexam VG Gold Subsidiary not to, without the prior written consent of McEwen Mining, directly or indirectly, do or permit to occur any of the following prior to the earlier of the Effective Time and the termination of this Arrangement Agreement:

(i)                                     split, consolidate or reclassify any of the outstanding Lexam VG Gold Shares or shares of any Lexam VG Gold Subsidiaries or undertake any other capital reorganization, or reduce the stated capital in respect of any outstanding Lexam VG Gold Shares or shares of any Lexam VG Gold Subsidiaries;

(ii)                                  settle or compromise any claim brought by any present, former or purported Lexam VG Shareholder or any present, former or purported holder of any other securities of Lexam VG Gold in connection with the Arrangement or any other transactions contemplated by this Arrangement Agreement, except as provided in this Arrangement Agreement;

(iii)                               amend its articles or by-laws or the terms of any outstanding securities of Lexam VG Gold or any Lexam VG Gold Subsidiary;

(iv)                              take any action that would result in any amendment, modification or change of any term of any outstanding indebtedness or credit facility of Lexam VG Gold or any Lexam VG Gold Subsidiary;

(v)                                 authorize, approve, agree to issue, issue or sell any securities, including convertible securities, (other than the issuance of Lexam VG Gold Shares upon the exercise of currently outstanding Lexam VG Gold Options in accordance with their terms), or redeem, offer to purchase or purchase any of its outstanding securities;

(vi)                              enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change of control, employment or other employee benefit plan, agreement, trust fund, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits, except for changes in compensation for employees, other than officers and directors, in the Ordinary Course of Business;

(vii)                           enter into or renew any lease, license or other binding obligation of Lexam VG Gold or any of the Lexam VG Gold Subsidiaries containing any restriction on the ability of Lexam VG Gold and the Lexam VG Gold Subsidiaries or, following completion of the transactions contemplated hereby, the ability of McEwen Mining to: (A) engage in any type of activity or business; or (B) solicit customers or employees;

(viii)                        make any loan to, or enter into any other financial agreement with, any officer, director, employee or consultant of Lexam VG Gold or any of their respective affiliates;

(ix)                              acquire or dispose of any securities;

(x)                                 commit to any single expense having a value in excess of $100,000;

(xi)                              acquire or commit to acquire any capital assets or group of related capital assets (through one or more related or unrelated acquisitions) having a value in excess of $100,000 in the aggregate;

(xii)                         except as contemplated, or incurred in connection with, the Arrangement and any other transactions contemplated by this Arrangement Agreement, including the costs contemplated in Section 9.04, incur or commit to incur operating expenditures, capital expenditures or any other expenditures in excess of $100,000 per month;

(xiii)                        sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any assets or group of related assets (through one or more related or unrelated transactions) having a value in excess of $100,000 in the aggregate, or any of the Lexam VG Gold Properties or Lexam VG Gold Mineral Rights;

(xiv)                       approve any business plan or budget or any amendment thereof;

(xv)                          grant any power of attorney to allow any Person to take any action on behalf of Lexam VG Gold or amend any power of attorney allowing any Person to take any action on behalf of Lexam VG Gold, other than in the Ordinary Course of Business;

(xvi)                       enter into any contract with a term of more than twelve (12) months, except in the Ordinary Course of Business;

(xvii)                    except in the Ordinary Course of Business: (A) incur or commit to incur any indebtedness for borrowed money (except for indebtedness not to exceed $100,000 in the aggregate for working capital purposes) or issue any debt securities; (B) incur or commit to incur, or guarantee, endorse or otherwise become responsible for, any other material liability, obligation or indemnity or the obligation of any other Person (whether accrued, absolute, contingent or otherwise); or (C) make any loans or advances to any Person;

(xviii)                 make any changes to the existing accounting policies of Lexam VG Gold or any Lexam VG Gold Subsidiary, other than as required by applicable Laws, Applicable Securities Laws or by IFRS;

(xix)                       pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business as they become due in accordance with their terms;

(xx)                          engage in any transaction with any related parties, other than in the Ordinary Course of Business or as contemplated by the Arrangement or any other transactions contemplated by this Arrangement Agreement or as disclosed in the Lexam VG Gold Public Documents;

(xxi)                       commit to or enter into any new arrangements, or modify any existing arrangements, between Lexam VG Gold and any Lexam VG Gold Shareholder or holder of any other securities of Lexam VG Gold;

(xxii)                    commence or settle or assign any rights relating to or any interest in any litigation, proceeding, claim, action, assessment or investigation involving Lexam VG Gold or any of its material assets;

(xxiii)                 waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the Ordinary Course of Business: (A) any material Authorization (as hereinafter defined), lease, concession, contract or other document; or (B) any other material rights, claims or documents;

(xxiv)                enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives or other similar financial instruments;

(xxv)                   cause its current insurance and re-insurance policies within its control or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies at substantially similar premiums to the premiums for the policies that are currently in full force and effect;

(xxvi)                increase any coverage or premiums under any directors’ and officers’ insurance policy or enter into any new such policy;

(xxvii)             acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of stock or assets or otherwise) any Person (or material interest therein) or division of any Person or make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other Person;

(xxviii)          adopt a plan of liquidation or any resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect of Lexam VG Gold;

(xxix)                fail to duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable Laws or Applicable Securities Laws;

(xxx)                   (A) fail to duly and timely file all material Tax returns required to be filed by it on or after the date hereof (which Tax returns shall be true, complete and correct in all material respects); (B) fail to timely withhold, collect, remit and pay all material Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, except for any Taxes contested in good faith pursuant to applicable Laws and for which adequate provision is made in the Lexam VG Gold Financial Statements; (C) make or rescind any material election relating to Taxes; (D) make a request for a Tax ruling, enter into a closing agreement with any Tax authorities or waive extending the period for assessment or allocation of Taxes; (E) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or (F) change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending December 31, 2015, except as may be required by applicable Laws;

(xxxi)                initiate any material discussion, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Arrangement or any other transactions contemplated by this Arrangement Agreement or regarding the status of the Lexam VG Gold Properties or the Lexam VG Gold Mineral Rights) without the prior consent of McEwen Mining such consent not to be unreasonably withheld or fail to provide McEwen Mining with immediate notice orally and then promptly in writing of any material communication (whether oral or written) from a Governmental Entity, including a copy of any written communication;

(xxxii)             fail to notify McEwen Mining immediately orally and then promptly in writing of any material change (within the meaning of the Securities Act) or of any complaint, investigation or hearing involving any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator, stock exchange or other Person (or communications indicating that the same may be contemplated), in both cases in relation to Lexam VG Gold;

(xxxiii)          other than as permitted by this Arrangement Agreement, enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect at any time prior to the Effective Time Lexam VG Gold’s representations and warranties set forth in this Arrangement Agreement; and

(xxxiv)         announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subparagraphs.

(l)             Certain Actions

Other than as permitted by this Arrangement Agreement, Lexam VG Gold and the Lexam VG Gold Subsidiaries shall:

(i)                                     not take any action or permit any action to be taken or not taken by Lexam VG Gold, inconsistent with the provisions of this Arrangement Agreement or which would reasonably be expected to materially impede the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement; and

(ii)                                  promptly notify McEwen Mining of: (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or effect that could reasonably be expected to become a Material Adverse Change or to have a

Material Adverse Effect, in respect of Lexam VG Gold; (B) any Governmental Entity or third Person making or commencing a complaint, investigation or hearing (or communications indicating that the same may be contemplated) involving any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator, stock exchange or other Person with respect to the Arrangement or any other transactions contemplated by this Arrangement Agreement; (C) any breach by Lexam VG Gold of any covenant or agreement contained in this Arrangement Agreement; and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Lexam VG Gold contained in this Arrangement Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied.

(m)     Satisfaction of Conditions

Subject to the terms of this Arrangement Agreement, Lexam VG Gold shall use commercially reasonable efforts, to the extent that the same is within its control, to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under all applicable Laws to complete the Arrangement and other transactions contemplated by this Arrangement Agreement, including using its commercially reasonable efforts to:

(i)                                     obtain the approval of the Lexam VG Gold Shareholders to the Arrangement in accordance with the provisions of the OBCA, the Interim Order and the requirements of any Canadian Securities Administrator;

(ii)                                  obtain all consents, approvals and authorizations as are required to be obtained by Lexam VG Gold or any of the Lexam VG Gold Subsidiaries under any applicable Law or from any Governmental Entity that would, if not obtained, materially impede the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement or have a Material Adverse Effect on Lexam VG Gold;

(iii)                               make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the Arrangement or any other transactions contemplated by this Arrangement Agreement and take all reasonable action necessary to be in compliance with such Laws, including any filings, reports, documents or applications as may be required to be filed by McEwen Mining;

(iv)                              oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting the Arrangement Agreement or any other transactions contemplated by this Arrangement Agreement or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to complete, the Arrangement or any other transactions contemplated by this Arrangement Agreement;

(v)                                 cause the issuance of the McEwen Mining Shares to be issued pursuant to the Arrangement to be exempt from the registration requirements of the 1933 Act pursuant to the Section 3(a)(10) Exemption and all applicable state securities laws in reliance upon similar exemptions;

(vi)                              fulfill all conditions required to be fulfilled or satisfied by Lexam VG Gold; and

(vii)                           cooperate with McEwen Mining in connection with the performance by it of its obligations under this Arrangement Agreement.

(n)         Lexam VG Gold Stock Option Plan

Lexam VG Gold shall take all necessary steps pursuant to the Lexam VG Gold Stock Option Plan and, if requested by McEwen Mining, Lexam VG Gold shall, subject to the terms of this Arrangement Agreement, amend the Lexam VG Gold Stock Option Plan, in each case so that each of the Lexam VG Gold Options outstanding at the Effective Time (whether vested or unvested) will be exchanged in accordance with Section 3.1(d) of the Plan of Arrangement.

(o)         Access and Confirmatory Review

Upon reasonable notice, Lexam VG Gold agrees to provide McEwen Mining and its representatives, upon the request of McEwen Mining, with reasonable access (without undue disruption to the conduct of the Lexam VG Gold’s business) during normal business hours to all books, records, information, corporate charts, Tax documents and files in the possession and control of Lexam VG Gold and the Lexam VG Gold Subsidiaries, to all personnel of Lexam VG Gold and the Lexam VG Gold Subsidiaries and to the Lexam VG Gold Properties, in order to allow McEwen Mining to conduct such investigations as McEwen Mining may consider necessary or advisable for strategic planning and integration, for the structuring of any pre-acquisition reorganization and for any other reasons reasonably relating to the Arrangement or any other transactions contemplated by the Arrangement Agreement. Nothing in the foregoing shall require Lexam VG Gold to disclose any information that it is prohibited from disclosing pursuant to a written confidentiality agreement or confidentiality provision of an agreement with a third party or to provide McEwen Mining with access to any Lexam VG Gold Property where Lexam VG Gold is contractually or legally prohibited from doing so. Any such investigation by McEwen Mining and its representatives shall not mitigate, diminish or affect the representations and warranties of Lexam VG Gold contained in this Arrangement Agreement or any document or certificate given pursuant hereto.

(p)         Lock-Up Agreements

Lexam VG Gold shall use its commercially reasonable efforts to ensure the Lexam VG Gold Locked-Up Shareholders continue to be bound by the Lexam VG Gold Lock-Up Agreements.

(q)         Pre-Acquisition Reorganization

Lexam VG Gold agrees that, upon request by McEwen Mining, Lexam VG Gold shall, and shall cause each of the Lexam VG Gold Subsidiaries to: (i) effect such reorganizations of Lexam VG Gold’s or the Lexam VG Gold Subsidiaries’ businesses, operations and assets or such other transactions as McEwen Mining may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and (ii) co-operate with McEwen Mining and its advisors in order to determine the nature of any Pre-Acquisition Reorganization that might be undertaken and the manner in which they might most effectively be undertaken; provided, however, that any Pre-Acquisition Reorganization is not, in the opinion of Lexam VG Gold, acting reasonably, prejudicial to Lexam VG Gold or the Lexam VG Gold Shareholders in any material respect. McEwen Mining shall provide written notice to Lexam VG Gold of any proposed Pre-Acquisition Reorganization at least ten (10) Business Days prior to the Effective Time. Upon receipt of such notice, McEwen Mining and Lexam VG Gold shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. If the Arrangement is not completed, McEwen Mining shall reimburse Lexam VG Gold for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred in connection with any proposed Pre-Acquisition Reorganization.

5.02                                                                        Covenants of McEwen Mining

McEwen Mining hereby covenants and agrees with Lexam VG Gold as follows:

(a)         Proceedings

In a timely and expeditious manner, McEwen Mining shall take all such actions and do all such acts and things as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by McEwen Mining.

(b)         Information for Lexam VG Gold Circular

In a timely manner, McEwen Mining shall provide to Lexam VG Gold all information with respect to McEwen Mining as may be reasonably requested by Lexam VG Gold for the purposes of preparing the Lexam VG Gold Circular or any amendment or supplement thereto. McEwen Mining shall ensure that no such information will contain a misrepresentation (as defined under Applicable Securities Laws).

(c)          Notice of Certain Events

McEwen Mining shall promptly notify Lexam VG Gold of: (A) any Material Adverse Change or Material Adverse Effect in respect of McEwen Mining, or any change, event, occurrence or effect that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect in respect of McEwen Mining; (B) any Governmental Entity or third Person making or commencing a complaint, investigation or hearing (or communications indicating that the same may be contemplated involving any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator, stock exchange or other Person) with respect to the Arrangement or any other transactions contemplated by this Arrangement Agreement; (C) any breach by McEwen Mining of any covenant or agreement contained in this Arrangement Agreement; and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of McEwen Mining contained in this Arrangement Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied.

(d)         Copy of Documents

McEwen Mining shall furnish promptly to Lexam VG Gold a copy of each notice, report, schedule or other document or communication delivered, filed or received by McEwen Mining in connection with this Arrangement Agreement, the Arrangement, any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator or any stock exchange in connection with, or in any way affecting, the Arrangement or any other transactions contemplated by this Arrangement Agreement.

(e)          Satisfaction of Conditions

Subject to the terms of this Arrangement Agreement, McEwen Mining shall use commercially reasonable efforts, to the extent that the same is within its control, to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under all applicable Laws to complete the Arrangement and other transactions contemplated by this Arrangement Agreement, including using its commercially reasonable efforts to:

(i)                                     obtain all consents, approvals and authorizations as are required to be obtained by McEwen Mining or any of the McEwen Mining Subsidiaries under any applicable Law or from any Governmental Entity or other Person, to complete the Arrangement and any other transactions contemplated by this Arrangement Agreement;

(ii)                                  make all necessary filings and applications under all applicable Laws required to be made by McEwen Mining and other transactions contemplated by this Arrangement Agreement;

(iii)                               oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting the Arrangement Agreement or any other transactions contemplated by this Arrangement Agreement or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to complete, the Arrangement or any other transactions contemplated by this Arrangement Agreement;

(iv)                              fulfill all conditions of this Arrangement Agreement required to be fulfilled by McEwen Mining; and

(v)                                 cooperate with Lexam VG Gold in connection with the performance by Lexam VG Gold of its obligations under this Arrangement Agreement.

(f)           Stock Exchange Listing

McEwen Mining shall use its commercially reasonable efforts following the date hereof to obtain as soon as possible and in any event prior to the Effective Date, evidence satisfactory to Lexam VG Gold, acting reasonably, of the approval of the listing and posting for trading on the NYSE and the TSX of the McEwen Mining Shares to be issued under the Arrangement, subject only to the satisfaction of the customary listing conditions or notices of the NYSE and the TSX.

ARTICLE 6
CONDITIONS

6.01                                                                        Mutual Conditions

The respective obligations of Lexam VG Gold and McEwen Mining to complete the Arrangement and any other transactions contemplated by this Arrangement Agreement are subject to the fulfillment of the following conditions at or before the Effective Time:

(a)         the Interim Order shall have been granted on terms consistent with this Arrangement Agreement and otherwise in form and substance satisfactory to each of the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(b)         the Lexam VG Gold Shareholder Approval shall have been obtained at the Lexam VG Gold Meeting by Lexam VG Gold Shareholders in accordance with applicable Laws and the Interim Order;

(c)          the Final Order shall have been granted on terms consistent with this Arrangement Agreement and otherwise in form and substance satisfactory to each of the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(d)         there shall not be in force any Law, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator or stock exchange, that makes it illegal or otherwise restrains, enjoins or prohibits the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement;

(e)          (i) the McEwen Mining Shares to be issued in connection with the Arrangement will not be subject to any statutory hold or restricted period under the Applicable Securities Laws in Canada and will be freely tradable within Canada by the holders thereof, subject in each case to restrictions contained in Section 2.6(3) of National Instrument 45-102 — Resale of Securities of the Canadian Securities Administrators; (ii) assuming the compliance of Lexam VG Gold with the terms of this Arrangement Agreement, the McEwen Mining Shares to be issued in connection with the Arrangement shall be exempt from registration requirements of the 1933 Act pursuant to the Section 3(a)(10) Exemption; and (iii) the McEwen Mining Shares to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the 1933 Act (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act).

(f)           (i) the NYSE and the TSX shall have conditionally approved the listing thereon, subject to the satisfaction of customary conditions required by each such stock exchange, of the McEwen Mining Shares to be issued pursuant to the Arrangement as of the Effective Date; and (ii) the NYSE and the TSX shall have, if required, accepted notice for filing of all transactions of the Parties contemplated herein or necessary to complete the Arrangement, subject only to compliance with the usual requirements of the NYSE and the TSX, as the case may be;

(g)          all material consents, waivers, permits, exemptions, orders and approvals of any Governmental Entity and the expiry of any mandatory waiting periods under applicable Laws required to permit the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement shall have been obtained; and

(h)         this Arrangement Agreement shall not have been terminated pursuant to Article 8 hereof.

The foregoing conditions are for the mutual benefit of the Parties and may be waived by mutual consent of Lexam VG Gold and McEwen Mining in writing at any time.

6.02                                                                        Lexam VG Gold Conditions

The obligation of Lexam VG Gold to complete the Arrangement and any other transactions contemplated by this Arrangement Agreement is subject to the fulfillment of the following additional conditions at or before the Effective Date:

(a)         the representations and warranties made by McEwen Mining in this Arrangement Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications, as of the Effective Date as if made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not result in a Material Adverse Effect with respect to McEwen Mining, and McEwen Mining shall have provided to Lexam VG Gold a certificate dated the Effective Date of one (1) officer of McEwen Mining confirming same;

(b)         McEwen Mining shall have complied with or satisfied in all material respects its obligations, covenants and agreements herein and McEwen Mining shall have provided to Lexam VG Gold a certificate of one (1) officer of McEwen Mining confirming same;

(c)          all consents, waivers or approvals from any third party (other than any Governmental Authority) which are required for the completion by McEwen Mining of the Arrangement and any other transactions contemplated by this Arrangement Agreement shall have been obtained, except for the McEwen Mining Shareholder Approval and except for those the failure of which to obtain or the non-expiry of which would not have, or would not reasonably be expected to have, a Material Adverse Effect on McEwen Mining; and

(d)         the McEwen Mining Board shall have adopted all necessary resolutions and all other necessary corporate actions shall have been taken by McEwen Mining to permit the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement.

The foregoing conditions are for the exclusive benefit of Lexam VG Gold and may be waived, in whole or in part, by Lexam VG Gold in writing at any time.

6.03                                                                        McEwen Mining Conditions

The obligation of McEwen Mining to complete the Arrangement and any other transactions contemplated by this Arrangement Agreement is subject to the fulfillment of the following additional conditions at or before the Effective Date:

(a)         the representations and warranties made by Lexam VG Gold in this Arrangement Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications, as of the Effective Date as if made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not result in a Material Adverse Effect with respect to Lexam VG Gold (provided that the representations and warranties made by Lexam VG Gold in Section 3.01(b) shall be true and correct in all respects (other than de minimis inaccuracies)), and Lexam VG Gold shall have provided to McEwen Mining a certificate dated the Effective Date of one (1) officer of Lexam VG Gold confirming same;

(b)         Lexam VG Gold shall have complied with or satisfied in all material respects its obligations, covenants and agreements herein and Lexam VG Gold shall have provided to McEwen Mining a certificate of one (1) officer of Lexam VG Gold confirming same;

(c)          from the date of this Arrangement Agreement to the Effective Date, there shall not have occurred a Material Adverse Effect with respect to Lexam VG Gold and Lexam VG Gold shall have provided to McEwen Mining a certificate of one (1) officer of Lexam VG Gold confirming same;

(d)         the Lexam VG Gold Lock-Up Agreements shall not have been terminated or otherwise breached in a material manner by any of the Lexam VG Gold Locked-Up Shareholders, such that as a result of such breach or termination the Arrangement Resolution is not passed at the Lexam VG Gold Meeting;

(e)          title opinions of reputable external counsel to Lexam VG Gold addressed to McEwen Mining in respect of each of the Lexam VG Gold Properties shall have been delivered to McEwen Mining by Lexam VG Gold in form and substance satisfactory to McEwen Mining, acting reasonably;

(f)           the ownership of VG Holdings Inc. by Lexam VG Gold shall have been demonstrated by Lexam VG Gold to the satisfaction of McEwen Mining, acting reasonably;

(g)          Lexam VG Gold Dissenting Shareholders holding no more than five percent (5%) of the outstanding Lexam VG Gold Shares shall have exercised the Lexam VG Gold Dissent Rights (and not withdrawn such exercise) and McEwen Mining shall have received a certificate, dated the day immediately preceding the Effective Date, of one (1) officer of Lexam VG Gold confirming same;

(h)         the Lexam VG Gold Board shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Lexam VG Gold to permit the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement;

(i)             all consents, waivers or approvals from any third party (other than any Governmental Authority) which are required for the completion by Lexam VG Gold of the Arrangement and any other transactions contemplated by this Arrangement Agreement shall have been obtained, except for those the failure of which to obtain or the non-expiry of which would not have, or would not reasonably be expected to have, a Material Adverse Effect on Lexam VG Gold; and

(j)            the Lexam VG Gold Board shall not have effected a Change in Lexam VG Gold Recommendation.

The foregoing conditions are for the exclusive benefit of McEwen Mining and may be waived, in whole or in part, by McEwen Mining in writing at any time.

6.04                                                                        Notice and Cure Provisions

(a)         Each Party shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Arrangement Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)                                     cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)                                  result in the failure to comply with or satisfy any obligation, covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time.

(b)         No Party may elect not to complete the Arrangement or any other transactions contemplated by this Arrangement Agreement pursuant to the conditions set forth herein or exercise any termination right arising therefrom, unless the Party intending to rely thereon has delivered a written notice to the other Party promptly and in any event prior to the Effective Time specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or the exercise of the termination right, as the case may be. If any such notice is delivered by a Party, and the other Party is proceeding diligently to cure such matter and such matter is capable of being cured, the Party delivering such notice may not terminate this Arrangement Agreement, other than pursuant to Sections 8.02(a)(iii)A, 8.02(a)(iii)B or 8.02(a)(iii)E, until the expiration of a period ending the earlier of: (i) fifteen (15) Business Days from the date of receipt of such notice, if such matter has not been cured by such date; and (ii) the Completion Deadline.

ARTICLE 7
NON-SOLICITATION, RIGHT TO MATCH, TERMINATION FEES AND EXPENSES

7.01                                                                        Non-Solicitation

(a)         On and after the date hereof, except as otherwise provided in this Article 7, Lexam VG Gold shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Lexam VG Gold or any Lexam VG Gold Subsidiary (collectively, the “Lexam VG Gold Representatives”) or any other Person:

(i)                                     make, solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing information relating to Lexam VG Gold or the Lexam VG Gold Subsidiaries or their assets, properties or books and records, permitting any visit to any facilities or properties of Lexam VG Gold or the Lexam VG Gold Subsidiaries or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding (or which may lead to the making or completion of) an Acquisition Proposal;

(ii)                                  engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to make or complete (or which may lead to the making or completion of) any Acquisition Proposal, provided that, for greater certainty, Lexam VG Gold may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Lexam VG Gold Board has so determined;

(iii)                               make a Change in Lexam VG Gold Recommendation; or

(iv)                              accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement, understanding or undertaking related to any Acquisition Proposal (other than a Third Party Confidentiality Agreement permitted by Section 7.01(f)).

(b)         Lexam VG Gold shall, and shall cause the Lexam VG Gold Subsidiaries and the Lexam VG Gold Representatives to, immediately cease and terminate any existing solicitation, discussion or negotiation with any Person (other than McEwen Mining or a McEwen Mining Subsidiary) with respect to any potential Acquisition Proposal (or any matter that could be expected to lead thereto), whether or not initiated by Lexam VG Gold, any Lexam VG Gold Subsidiary or any of the Lexam VG Gold Representatives, and, in connection therewith, Lexam VG Gold will immediately discontinue access to any data rooms (virtual or otherwise).

(c)          Lexam VG Gold shall not waive, release any Person from, or fail to enforce on a timely basis, any obligation under any confidentiality agreement or standstill agreement or amend any such agreement and Lexam VG Gold confirms that it has not done any of the foregoing prior to the date hereof.

(d)         Lexam VG Gold confirms that it has requested the return or destruction of all information provided to any Persons who have entered into a confidentiality agreement with Lexam VG Gold relating to any potential Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements, and has provided copies of such correspondence relating to same to McEwen Mining. Lexam VG Gold shall immediately advise McEwen Mining, at first orally and then in writing, of any response or action (actual, anticipated, contemplated or threatened) by any such Person which could reasonably be expected to hinder, prevent or delay or otherwise adversely affect the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement.

(e)          From and after the date of this Arrangement Agreement, Lexam VG Gold shall promptly (and in any event within twenty-four (24) hours after it has received any proposal, inquiry, offer or request) notify McEwen Mining, at first orally and then in writing, of: (i) any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting an Acquisition Proposal; or (ii) any request for discussions or negotiations relating to, or which could reasonably lead to, an Acquisition Proposal, and/or any request for information relating to Lexam VG Gold or any Lexam VG Gold Properties, Lexam VG Gold Mineral Rights or contractual or legal rights or for access to books and records or a list of the Lexam VG Gold Shareholders of which Lexam VG Gold or any of the Lexam VG Gold Representatives are or become aware, or any amendments to the foregoing relating to an Acquisition Proposal or a potential Acquisition Proposal. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer, request or communication (including any amendment thereto) that relates to or could be expected to lead to an Acquisition Proposal and shall include copies of any such proposal, inquiry, offer, request or communication or any amendment thereto. Lexam VG Gold shall also provide such other details of the proposal, inquiry, offer, request or communication, or any amendment to the foregoing, as McEwen Mining may reasonably request. Lexam VG Gold shall keep McEwen Mining promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer, request or communication or any amendment thereto, and will respond promptly to all inquiries by McEwen Mining with respect thereto.

(f)           Notwithstanding Section 7.01(a), if at any time following the date of this Arrangement Agreement: (i) Lexam VG Gold receives a bona fide written Acquisition Proposal that was not solicited after entering into this Arrangement Agreement in breach of Section 7.01(a); and (ii) in the opinion of the Lexam VG Gold Board, acting in good faith and after receiving advice from its financial advisor and outside legal counsel, the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, then Lexam VG Gold may: (A) furnish information with respect to Lexam VG Gold and the Lexam VG Gold Subsidiaries to the Person(s) making such Acquisition Proposal; and/or (B) consider such Acquisition Proposal and/or participate and/or engage in discussions or negotiations with the Person(s) making such Acquisition Proposal; provided that Lexam VG Gold shall not and shall not permit the Lexam VG Gold Representatives or any other Person to disclose any non-public information with respect to Lexam VG Gold or the Lexam VG Gold Subsidiaries to such Person(s) unless such Person(s) have entered into a confidentiality agreement (the “Third Party Confidentiality Agreement”) substantially in the form and on the terms of the Confidentiality Agreement, including, for greater certainty, confidentiality and standstill covenants on terms no more favourable to such Person(s) than the equivalent terms of the Confidentiality Agreement and provided further that Lexam VG Gold sends a copy of any such Third Party Confidentiality Agreement to McEwen Mining promptly upon its execution and McEwen Mining is provided with a list of, or copies of, the information provided to such Person and McEwen Mining is immediately provided with access to the same information which was provided by Lexam VG Gold to such Person.

(g)          Lexam VG Gold shall ensure that the Lexam VG Gold Representatives are aware of the provisions of Section 7.01 and Lexam VG Gold shall be responsible for any breach of Section 7.01 by such Lexam VG Gold Representatives.

(h)         Where at any time before the Lexam VG Gold Meeting Lexam VG Gold has provided McEwen Mining with a notice under Subsection 7.01(e), an Acquisition Proposal has been publicly disclosed or announced, and the Right to Match Period has not elapsed or McEwen Mining has delivered a Meeting Notice in accordance with Section 7.02(c), then, subject to applicable Laws, Lexam VG Gold, at McEwen Mining’s request, shall postpone or adjourn the Lexam VG Gold Meeting to a date acceptable to McEwen Mining, acting reasonably, which shall not be less than five (5) and not more than ten (10) Business Days after the scheduled date of the Lexam VG Gold Meeting and shall, in the event that McEwen Mining and Lexam VG Gold amend the terms of this Arrangement Agreement pursuant to Subsection 7.02(a), ensure that the details of such amended Arrangement Agreement are communicated to the Lexam VG Gold Shareholders prior to the adjourned or postponed Lexam VG Gold Meeting.

(i)             Lexam VG Gold shall not accept, approve or recommend, or enter into any agreement, understanding or arrangement (other than a Third Party Confidentiality Agreement contemplated by Section 7.01(f)) relating to an Acquisition Proposal, or effect or permit a Change in Lexam VG Gold Recommendation, unless:

(i)                                     pursuant to the fiduciary duties of the Lexam VG Gold Board, the Lexam VG Gold Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal constitutes a Superior Proposal;

(ii)                                Lexam VG Gold has complied with the provisions of Section 7.01;

(iii)                             Lexam VG Gold has provided McEwen Mining with notice in writing (the “First Superior Proposal Notice”) that there is a Superior Proposal, together with all documentation related to and detailing the Superior Proposal (including a copy of the Third Party Confidentiality Agreement, or any confidentiality agreement previously entered into by Lexam VG Gold and the Person making the Superior Proposal if not previously delivered), at least ten (10) Business Days prior to the date on which the Lexam VG Gold Board, proposes to accept, approve, recommend, or to enter into any agreement relating to, such Superior Proposal;

(iv)                              ten (10) Business Days shall have elapsed from the date McEwen Mining received the First Superior Proposal Notice and documentation referred to in Section 7.01(i)(iii) from Lexam VG Gold in respect of the Acquisition Proposal and, if McEwen Mining has proposed to amend the terms of the Arrangement in accordance with Section 7.02, the Lexam VG Gold Board shall have unanimously determined, in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by McEwen Mining;

(v)                                 whether or not McEwen Mining has exercised its Right to Match pursuant to Section 7.02(a), either: (A) the five (5) Business Day period referred to in Section 7.02(c) shall have elapsed and McEwen Mining shall not have delivered a Meeting Notice in accordance with the requirements of Section 7.02(c); or (B) the Arrangement Resolution shall have failed to obtain the Lexam VG Gold

Shareholder Approval at the Lexam VG Gold Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order;

(vi)                              Lexam VG Gold concurrently terminates this Arrangement Agreement pursuant to Section 8.02(a)(iv)A; and

(vii)                           Lexam VG Gold will have paid to McEwen Mining the Lexam VG Gold Termination Fee.

7.02                                                                        Right to Match; Meeting Notice

(a)         Lexam VG Gold acknowledges and agrees that, during the ten (10) Business Day periods referred to in Sections 7.01(i)(iii) and 7.01(i)(iv) or such longer period as Lexam VG Gold may approve for such purpose, McEwen Mining shall have the opportunity, but not the obligation, to propose to amend the terms of this Arrangement Agreement and the Arrangement and Lexam VG Gold shall co-operate with McEwen Mining with respect thereto, including negotiating in good faith with McEwen Mining to enable McEwen Mining to make such adjustments to the terms and conditions of this Arrangement Agreement and the Arrangement as McEwen Mining deems appropriate and as would enable McEwen Mining to proceed with the Arrangement on such adjusted terms (“Right to Match”). The Lexam VG Gold Board shall review any proposal by McEwen Mining to amend the terms of the Arrangement, in consultation with its financial advisor and outside legal counsel, in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Section 7.01, whether McEwen Mining’s proposal to amend the Arrangement would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Arrangement.

(b)         After considering any proposal by McEwen Mining to amend the terms of the Arrangement, if the Lexam VG Gold Board has made a determination, in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by McEwen Mining, then, within twenty-four (24) hours after the Lexam VG Gold Board has made such determination, Lexam VG Gold shall provide notice of such determination (the “Second Superior Proposal Notice”) to McEwen Mining.

(c)          Lexam VG Gold acknowledges and agrees that, during the five (5) Business Day period following the date on which McEwen Mining received a First Superior Proposal Notice or a Second Superior Proposal Notice from Lexam VG Gold in respect of the Acquisition Proposal or such longer period as Lexam VG Gold may approve for such purpose, McEwen Mining shall have the opportunity, but not the obligation, to provide a notice (a “Meeting Notice”) to Lexam VG Gold confirming that, until no earlier than the conclusion of the Lexam VG Gold Meeting, McEwen Mining is requiring Lexam VG Gold to continue to comply with its obligations under this Arrangement Agreement, including its obligations to continue to convene and conduct the Lexam VG Gold Meeting. For greater certainty, nothing in this Section 7.02(c) shall diminish or otherwise affect McEwen Mining’s Right to Match pursuant to Section 7.02(a), nor shall this Section 7.02(c) diminish or otherwise affect Lexam VG Gold’s other obligations under this Arrangement Agreement.

(d)         The Lexam VG Gold Board shall promptly reaffirm its recommendation of the Arrangement by press release after: (i) the Lexam VG Gold Board determines any publicly-announced Acquisition Proposal is not a Superior Proposal; or (ii) the Lexam VG Gold Board determines that a proposed amendment by McEwen Mining to the terms of the Arrangement would result in any Acquisition Proposal which has been publicly announced not being a Superior Proposal, and McEwen Mining and Lexam VG Gold have so amended the terms of the Arrangement. McEwen Mining and its legal counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Lexam VG Gold, acting reasonably.

(e)          Nothing in this Arrangement Agreement shall prevent the Lexam VG Gold Board from responding as required by Applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal. Further, nothing in this Arrangement Agreement shall prevent the Lexam VG Gold Board from making any disclosure to the Lexam VG Gold Shareholders if the Lexam VG Gold Board, acting in good faith and in consultation with its financial advisor and outside legal counsel, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Lexam VG Gold Board and provided further that such disclosure is otherwise in accordance with the terms of this Arrangement Agreement. McEwen Mining and its legal counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Lexam VG Gold, acting reasonably.

(f)           Lexam VG Gold acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of Section 7.01(i).

7.03                                                                        Termination Fees

(a)         Except as otherwise provided herein, all fees, costs and expenses incurred by a Party in connection with this Arrangement Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)         If a Lexam VG Gold Termination Fee Event occurs, Lexam VG Gold shall pay, or cause to be paid, to McEwen Mining (by wire transfer of immediately available funds) the Lexam VG Gold Termination Fee as set forth in Section 7.03(c).

(c)          For the purposes of this Arrangement Agreement, “Lexam VG Gold Termination Fee Event” means:

(i)                                     the termination of this Arrangement Agreement pursuant to Section 8.02(a)(iii)A, Section 8.02(a)(iii)D, Section 8.02(a)(iii)E or Section 8.02(a)(iv)A of this Arrangement Agreement, in which case the Lexam VG Gold Termination Fee shall be paid to McEwen Mining in readily available funds as soon as practicable and in any event within two (2) Business Days after the date on which this Arrangement Agreement is terminated (except in the case of a termination in the case of Section 8.02(a)(iv)A, in which case the Lexam VG Gold Termination Fee shall be paid to McEwen Mining in readily available funds at the time set forth in Section 7.01(i)); and

(ii)                                  the termination of this Arrangement Agreement pursuant to Section 8.02(a)(ii)A, Section 8.02(a)(ii)C, Section 8.02(a)(iii)B or Section 8.02(a)(iii)C if, in any such case, prior to the earlier of the termination of this Arrangement Agreement or the holding of the Lexam VG Gold Meeting: (A) an Acquisition Proposal, or the intention to make a bona fide Acquisition Proposal with respect to Lexam VG Gold shall have been made to Lexam VG Gold or publicly announced by any Person (other than McEwen Mining or any of the McEwen Mining Subsidiaries) and not withdrawn prior to the earlier of the termination of this Arrangement Agreement or the holding of the Lexam VG Gold Meeting; and (B) within twelve (12) months after the date of termination of this Arrangement Agreement or the holding of the Lexam VG Gold Meeting as applicable, an Acquisition Proposal has been completed, or accepted, recommended or approved by the Lexam VG Gold Board, in which case the Lexam VG Gold Termination Fee shall be paid to McEwen Mining in readily available funds as soon as practicable and in any event within two (2) Business Days after the date on which the Acquisition Proposal has been completed, or accepted, recommended or approved by the Lexam VG Gold Board as a Superior Proposal, as applicable.

(d)         If: (i) McEwen Mining fails to complete the Arrangement by the Completion Deadline in circumstances where McEwen Mining is not entitled to terminate the Arrangement Agreement in accordance with Article 8 and where all of the conditions in Sections 6.01 and 6.03 are satisfied as of the Completion Deadline; or (ii) McEwen Mining materially breaches its covenants or agreements hereunder in a manner that causes the condition set forth in Section 6.02(b) not to be satisfied by the Completion Deadline (each such event being a “McEwen Mining Termination Fee Event”), then in either case McEwen Mining shall within two (2) Business Days following the Completion Deadline pay or cause to be paid to Lexam VG Gold (by wire transfer of immediately available funds) the McEwen Mining Termination Fee.

(e)          Each of the Parties acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated in this Arrangement Agreement and that, without those agreements, the Parties would not enter into this Arrangement Agreement. Each Party acknowledges that the payment amounts set out in this Section 7.03 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Arrangement Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(f)           Each Party agrees that, upon any termination of this Arrangement Agreement under circumstances where McEwen Mining is entitled to the Lexam VG Gold Termination Fee and such Lexam VG Gold Termination Fee is paid in full, McEwen Mining shall be precluded from any other remedy against Lexam VG Gold at Law or in equity or otherwise (including an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Lexam VG Gold or any of the Lexam VG Gold Subsidiaries, any of their respective partners, managers, members, shareholders or affiliates, or the Lexam VG Gold Representatives in connection with this Arrangement Agreement or the Arrangement and any other transactions contemplated by this Arrangement Agreement, provided that nothing in this Section 7.03 shall: (i) relieve or limit or have the effect of relieving or limiting Lexam VG Gold or any of the Persons referred to above in any way from any liability for damages incurred or suffered by McEwen Mining; or (ii) preclude McEwen Mining from obtaining other relief at Law or in equity or otherwise (including an order for specific performance), in any case where there has been an intentional or wilful breach of this Arrangement Agreement by Lexam VG Gold. None of the foregoing shall affect the liability of the Parties under Section 7.03(a) or Section 9.04.

(g)          Each Party agrees that, where Lexam VG Gold is entitled to the McEwen Mining Termination Fee and such McEwen Mining Termination Fee is paid in full, Lexam VG Gold shall be precluded from any other remedy against McEwen Mining at Law or in equity or otherwise (including an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against McEwen Mining or any of the Subsidiaries of McEwen Mining, any of their respective partners, managers, members, shareholders or affiliates, or the McEwen Mining Representatives in connection with this Arrangement Agreement or the Arrangement and any other transactions contemplated by this Arrangement Agreement, provided that nothing in this Section 7.03 shall: (i) relieve or limit or have the effect of relieving or limiting McEwen Mining or any of the Persons referred to above in any way from any liability for damages incurred or suffered by Lexam VG Gold; or (ii) preclude Lexam VG Gold from obtaining other relief at Law or in equity or otherwise (including an order for specific performance), in any case where there has been an intentional or wilful breach of this Arrangement Agreement by McEwen Mining. None of the foregoing shall affect the liability of the Parties under Section 7.03(a) or Section 9.04.

7.04                                                                        Access to Information; Confidentiality

(a)         From the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement, subject to compliance with applicable Laws and the terms of any existing contracts, Lexam VG Gold shall, and shall cause the Lexam VG Gold Representatives to, provide to McEwen Mining and to the officers, employees, agents and representatives of McEwen Mining such access as McEwen Mining may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to the Lexam VG Gold Representatives and any properties, books, records, contracts, data and information as McEwen Mining may reasonably request.

(b)         The Parties acknowledge that the transaction contemplated by this Arrangement Agreement is subject to a confidentiality agreement between the Parties (the “Confidentiality Agreement”). Each Party hereby agrees and confirms that the Confidentiality Agreement shall survive the termination of this Arrangement Agreement. All information of a confidential nature relating to a Party or its business that is disclosed to the other Party in accordance with this Arrangement Agreement or in connection with the Arrangement and any other transactions contemplated by this Arrangement Agreement shall be subject to the terms and conditions of the Confidentiality Agreement.

7.05                                                                        Insurance and Indemnification

(a)         McEwen Mining agrees that, for the period from the Effective Date until six (6) years after the Effective Date, McEwen Mining shall cause Lexam VG Gold or any successor to Lexam VG Gold (including the successor resulting from the winding-up or liquidation or dissolution of Lexam VG Gold) to maintain Lexam VG Gold’s current directors’ and officers’ insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous to the directors and officers of Lexam VG Gold than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Lexam VG Gold, covering claims made prior to or within six (6) years after the Effective Date.

(b)         McEwen Mining shall act as agent and trustee of the benefits of the foregoing for the current and former directors and officers of Lexam VG Gold for the purpose of Section 7.05(a). This Section 7.05 shall survive the execution and delivery of this Arrangement Agreement and the completion of the Arrangement and shall be enforceable against McEwen Mining by the Persons described in Section 7.05(a).

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.01                                                                        Term

This Arrangement Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement in accordance with its terms, subject to Section 7.05(b).

8.02                                                                        Termination

(a)         Subject to Section 8.02(c) hereof, this Arrangement Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Arrangement Resolution by the Lexam VG Gold Shareholders or the granting of the Final Order by the Court):

(i)                                     by mutual written agreement of Lexam VG Gold and McEwen Mining;

(ii)                                  by either Lexam VG Gold or McEwen Mining, if:

A.                                    the Effective Time shall not have occurred on or before the Completion Deadline, except that the right to terminate this Arrangement Agreement under this Section 8.02(a)(ii)A shall not be available to any Party whose breach of this Arrangement Agreement has been the direct or indirect cause of the failure of the Effective Time to occur by the Completion Deadline;

B.                                    after the date hereof, there shall be enacted or made any applicable Law that makes completion of the Arrangement illegal or otherwise prohibits or enjoins Lexam VG Gold or McEwen Mining from completing the Arrangement; or

C.                                    the Arrangement Resolution shall have failed to obtain the Lexam VG Gold Shareholder Approval at the Lexam VG Gold Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order;

(iii)                               by McEwen Mining, if:

A.                                    prior to obtaining the Lexam VG Gold Shareholder Approval, there is a Change in Lexam VG Gold Recommendation;

B.                                    subject to Section 6.04, any condition set forth in Section 6.01 or Section 6.03 is not satisfied or waived by the Completion Deadline or such condition is incapable of being satisfied by the Completion Deadline, provided that McEwen Mining has not breached this Arrangement Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied;

C.                                    subject to Section 6.04, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Lexam VG Gold set forth in this Arrangement Agreement (other than as set forth in Section 7.01) shall have occurred that would cause the conditions set forth in Section 6.03(a) or 6.03(b) not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline; provided that McEwen Mining has not breached this Arrangement Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied;

D.                                    Lexam VG Gold is in material breach or in default of any of its obligations or covenants set forth in Section 7.01;

E.                                     the Lexam VG Gold Meeting has not occurred on or before April 17, 2017 (or such later date permitted by Section 5.01(d) or 7.01(h)), except that the right to terminate this Arrangement Agreement under this Section 8.02(a)(iii)E shall not be available to McEwen Mining where the failure to fulfill any of its obligations under this Arrangement Agreement has been the cause of, or directly resulted in, the failure of the Lexam VG Gold Meeting to occur on or before such date; or

F.                                      prior to the Effective Time, there has been a Material Adverse Effect in respect of Lexam VG Gold.

(iv)                              by Lexam VG Gold, if:

A.                                    the Lexam VG Gold Board authorizes Lexam VG Gold, subject to complying with the terms of this Arrangement Agreement, to accept, approve or recommend, or enter into a legally binding agreement with respect to, a Superior Proposal in accordance with Section 7.01 and 7.02; provided that concurrently with such termination, Lexam VG Gold pays the Lexam VG Gold Termination Fee payable pursuant to Section 7.03;

B.                                    subject to Section 6.04, any condition set forth in Section 6.01 or Section 6.02 is not satisfied or waived by the Completion Deadline or such condition is incapable of being satisfied by the Completion Deadline; provided that Lexam VG Gold has not breached this Arrangement Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied; or

C.                                    subject to Section 6.04, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of McEwen Mining set forth in this Arrangement Agreement shall have occurred that would cause the conditions set forth in Section 6.02(a) or 6.02(b) not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline, provided that Lexam VG Gold has not breached this Arrangement Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied.

(b)         The Party desiring to terminate this Arrangement Agreement pursuant to this Section 8.02 (other than pursuant to Section 8.02(a)(i)) shall give written notice of such termination to the other Party.

(c)          If this Arrangement Agreement is terminated pursuant to this Section 8.02, this Arrangement Agreement shall become void and of no further force or effect without liability or ongoing obligation of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated in this Arrangement Agreement, and provided that the provisions of this Section 8.02(c), Section 7.03, Section 7.04(b), 9.01, 9.02, 9.03, 9.04, 9.05, 9.06, 9.08 and 9.10 shall survive any termination hereof pursuant to Section 8.02; provided further that neither the termination of this Arrangement Agreement nor anything contained in this Section 8.02 shall relieve a Party from any liability for any wilful breach by it of this Arrangement Agreement.

8.03                                                                        Mutual Understanding Regarding Amendments

(a)         The Parties mutually agree that if a Party proposes any amendment to this Arrangement Agreement or to the Plan of Arrangement, the other Party shall act reasonably in considering such amendment and, if the other Party and its shareholders are not prejudiced by reason of such amendment, the Parties shall co-operate in a reasonable fashion so that such amendment can be effected, subject to applicable Laws and the rights of the McEwen Mining Shareholders and the Lexam VG Gold Shareholders.

(b)         At any time prior to the Lexam VG Gold Meeting, McEwen Mining shall be entitled to propose to Lexam VG Gold modifications to the Arrangement in order to facilitate the Tax or other planning objectives of McEwen Mining, provided, in each case that: (i) any such proposal is not likely to materially prejudice Lexam VG Gold, the McEwen Mining Shareholders or the Lexam VG Gold Shareholders; (ii) any such proposal would not impede or materially delay the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement; (iii) McEwen Mining has provided notice of such proposal to Lexam VG Gold not less than fifteen (15) Business Days prior to the date of the Lexam VG Gold Meeting; and (iv) implementation of the proposal would not result in a transaction that is inconsistent with the Arrangement or any other transactions contemplated by this Arrangement Agreement.

(c)          Each of McEwen Mining and Lexam VG Gold agree that any amendment, modification or proposal in accordance with this Section 8.03 shall not be considered in determining whether any representation or warranty made by McEwen Mining or Lexam VG Gold, as the case may be, under this Arrangement Agreement has been breached if such amendment, modification, or proposal is the sole cause of such breach.

(d)         If any amendment, modification or proposal is to be implemented in accordance with this Section 8.03, McEwen Mining and Lexam VG Gold shall enter into an amending agreement reflecting the proposed amendments to the Arrangement and this Arrangement Agreement and the Plan of Arrangement shall be amended or modified accordingly and Lexam VG Gold shall use its commercially reasonable efforts to communicate any such amendments or modifications to the Lexam VG Gold Shareholders and ensure that any such amendments or modifications are, to the extent required under applicable Laws, presented to the Lexam VG Gold Shareholders at the Lexam VG Gold Meeting.

8.04                                                                        Amendment or Waiver

This Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Lexam VG Gold Meeting but not later than the Effective Time, be amended or any provision thereof be waived by mutual written agreement of Lexam VG Gold and McEwen Mining, and any such amendment or waiver may, subject to the Interim Order and the Final Order and applicable Laws, without limitation:

(a)         change the time for performance of any of the obligations or acts of the Parties;

(b)         waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)          waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)         waive compliance with or modify any mutual conditions precedent herein contained.

Any amendment or waiver made or granted as aforesaid shall affect only the matter, and the occurrence thereof, specifically identified in the amendment or waiver and shall not extend to any other matter or occurrence.

ARTICLE 9
GENERAL

9.01                                                                        Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). Neither Party shall disclose Transaction Personal Information to any Person other than to its advisors who are evaluating and advising on the Arrangement and any other transactions contemplated by this Arrangement Agreement. If McEwen Mining completes the Arrangement and any other transactions contemplated by this Arrangement Agreement, McEwen Mining shall not, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information for purposes other than those for which such Transaction Personal Information was collected by Lexam VG Gold prior to the Effective Date and which does not relate directly to the carrying on of Lexam VG Gold’s business or to the carrying out of the purposes for which the Arrangement and any other transactions contemplated by this Arrangement Agreement were implemented.

Each Party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section 9.01 and to protect and safeguard Transaction Personal Information in their possession. If this Arrangement Agreement shall be terminated, each Party shall promptly deliver to other Party all Transaction Personal Information relating to such other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

9.02                                                                        Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Arrangement Agreement by a Party shall be in writing and shall be delivered by hand to the Party to which the notice is to be given at the following address or sent by facsimile or email to the following numbers or email addresses or to such other address or facsimile number as shall be specified by a Party by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile or email be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day. The address for service of each of the Parties hereto shall be as follows:

(a)         if to Lexam VG Gold:

Lexam VG Gold Inc.

150 King Street West

Suite 2800

Toronto, Ontario M5H 1J9

Attention:               Andrew Iaboni, Chief Financial Officer

Fax:                        (647) 258-0408
Email:                    info@lexamvggold.com

with a copy (which shall not itself constitute notice) to:

Blaney McMurtry LLP
2 Queen Street East
Suite 1500
Toronto, Ontario M5C 3G5

Attention:              Nadim Wakeam
Fax:                        (416) 594-2440
Email:                    nwakeam@blaney.com

(b)         if to McEwen Mining:

McEwen Mining Inc.

150 King Street West

Suite 2800

Toronto, Ontario M5H 1J9

Attention:              Robert R. McEwen, President and Chief Executive Officer

Email:                    notice@mcewenmining.com

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

3400 One First Canadian Place, P.O. Box 130

Toronto, Ontario M5X 1A4

Attention:              Michael N. Melanson
Facsimile:              (416) 863-1716
Email:                    melansonm@bennettjones.com

- and —

Torys LLP

79 Wellington Street West
Suite 3000, P.O. Box 270, TD Centre
Toronto, Ontario M5K 1N2

Attention:              Michael D. Amm
Facsimile:              (416) 865-7380
Email:                    mamm@torys.com

9.03                                                                        Remedies

Subject to Section 7.03, the Parties acknowledge and agree that an award of money damages may be inadequate for any breach of this Arrangement Agreement by any Party or its officers, directors, employees, representatives, agents or advisors (including for greater certainty any financial or other advisors) and that such breach may cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any such breach or threatened breach of this Arrangement Agreement by one of the Parties or any of its officers, directors, employees, representatives, agents or advisors (including for greater certainty any financial or other advisors), each other Party will, subject to Section 7.03, be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Arrangement Agreement but will be in addition to all other remedies available hereunder or at Law or in equity to each of the Parties.

9.04                                                                        Expenses

(a)         Subject to subsections (b) and (c) and except as otherwise provided in this Arrangement, the Parties agree that all expenses incurred in connection with this Arrangement Agreement and the Arrangement and any other transactions contemplated by this Arrangement Agreement, the Lexam VG Gold Meeting, the preparation and mailing of the Lexam VG Gold Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the Party incurring such expense and that nothing in this Arrangement Agreement shall be construed so as to prevent the payment of such expenses.

(b)         In addition to the rights of McEwen Mining under Section 7.03(b), if this Arrangement Agreement is terminated by McEwen Mining pursuant to Section 8.02(a)(iii)B (on account of a condition set forth in Section 6.03) or 8.02(a)(iii)C and no Lexam VG Gold Termination Fee is payable, then Lexam VG Gold shall, within two (2) Business Days of such termination, pay or cause to be paid to McEwen Mining by wire transfer in immediately available funds an amount equal to $500,000 as reimbursement to McEwen Mining for its expenses incurred in connection with the Arrangement.

(c)          If this Arrangement Agreement is terminated by Lexam VG Gold pursuant to Section 8.02(a)(iv)B (on account of a condition set forth in Section 6.02) or Section 8.02(a)(iv)C and no McEwen Mining Termination Fee is payable, then McEwen Mining shall, within two (2) Business Days of such termination, pay or cause to be paid to Lexam VG Gold by wire transfer in immediately available funds an amount equal to $500,000 as reimbursement to Lexam VG Gold for its expenses incurred in connection with the Arrangement.

(d)         The provisions of this Section 9.04 shall survive the termination of this Arrangement Agreement.

9.05                                                                        Time of the Essence

Time shall be of the essence in this Arrangement Agreement.

9.06                                                                        Entire Agreement

This Arrangement Agreement, together with the agreements and other documents herein or therein referred to, including the Confidentiality Agreement, constitute the entire agreement and understanding between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement as amended by this Arrangement Agreement. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof, except as contained herein or in the Confidentiality Agreement.

9.07                                                                        Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other Party, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including the Plan of Arrangement.

9.08                                                                        Governing Law; Waiver of Jury Trial

This Arrangement Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the Law of any jurisdiction other than the Province of Ontario. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Arrangement Agreement and waives any defences to the maintenance of an action in the Courts of the Province of Ontario.

9.09                                                                        Execution in Counterparts

This Arrangement Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Arrangement Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Arrangement Agreement, and any Party delivering an executed counterpart of the signature page to this Arrangement Agreement by facsimile or other electronic means to the other Party shall thereafter also promptly deliver a manually executed original counterpart of this Arrangement Agreement to such other Party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Arrangement Agreement.

9.10                                                                        No Personal Liability

(a)         No director or officer of Lexam VG Gold (in such capacity) shall have any personal liability whatsoever to McEwen Mining under this Arrangement Agreement or any other document delivered by or on behalf of Lexam VG Gold in connection with the Arrangement by or any other transactions contemplated by this Arrangement Agreement.

(b)         No director or officer of McEwen Mining (in such capacity) shall have any personal liability whatsoever to Lexam VG Gold under this Arrangement Agreement or any other document delivered by or on behalf of McEwen Mining in connection with the Arrangement or any other transactions contemplated by this Arrangement Agreement.

9.11                                                                        Enurement and Assignment

McEwen Mining may assign all or any part of its rights under this Arrangement Agreement to, and its obligations under this Arrangement Agreement may be assumed by, a McEwen Mining Subsidiary, provided that if such assignment and/or assumption takes place, McEwen Mining shall continue to be liable jointly and severally with such McEwen Mining Subsidiary for all of McEwen Mining’s obligations hereunder. This Arrangement Agreement shall be binding on, and shall enure to the benefit of, the Parties and their respective successors and permitted assigns. No third party shall have any rights hereunder, other than as set forth in Section 7.05. Except as expressly permitted by the terms hereof, neither this Arrangement Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

IN WITNESS WHEREOF the parties hereto have executed this Arrangement Agreement as of the date first above written.

LEXAM VG GOLD INC.

Per:	/s/ Robert R. McEwen
Name: Robert R. McEwen
Title:Chairman & Chief Owner

MCEWEN MINING INC.

Per:	/s/ Robert R. McEwen
Name:Robert R. McEwen
Title:Chairman & Chief Owner

EXECUTION VERSION

SCHEDULE “A”
FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1                                   Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

“Arrangement” means an arrangement under the provisions of Section 182 of the OBCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court in the Final Order with the consent of McEwen Mining and Lexam VG Gold, acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated as of February 13, 2017 between McEwen Mining and Lexam VG Gold, together with the schedules attached thereto, as amended, amended and restated, or supplemented from time to time;

“Arrangement Consideration” means, for each Lexam VG Gold Share, 0.056 (the “Arrangement Consideration Factor”) of a McEwen Mining Share;

“Arrangement Resolution” means the special resolution of the Lexam VG Gold Shareholders approving the Arrangement, the Plan of Arrangement and the Arrangement Agreement, substantially in the form set out in Schedule “B” to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement of Lexam VG Gold in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Parties, each acting reasonably;

“Base Controlled Lexam VG Gold Shares” means the number of Controlled Lexam VG Gold Shares that will result in aggregate Arrangement Consideration up to one percent (1%) of the number of issued and outstanding McEwen Mining Shares determined immediately prior to the Effective Time;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director with respect to the Articles of Arrangement pursuant to Subsection 183(2) of the OBCA;

“Conditional McEwen Mining Shares” means such number of McEwen Mining Shares equal to the number of Excess Controlled Lexam VG Gold Shares multiplied by the Arrangement Consideration Factor that would be issuable to former holders of Controlled Lexam VG Gold Shares (i) at the Effective Time if the McEwen Mining Shareholder Approval is obtained prior to such time or (ii) following the Effective Time upon the exchange of the Subscription Receipts in accordance with their terms;

“Controlled Lexam VG Gold Shares” means any Lexam VG Gold Shares held, directly or indirectly, or controlled or directed as of the date of the Arrangement Agreement, by Mr. Robert McEwen;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means Computershare Investor Services Inc., appointed for the purpose of, among other things, exchanging certificates representing Lexam VG Gold Shares for certificates representing McEwen Mining Shares in connection with the Arrangement;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties may agree to in writing before the Effective Date;

“Excess Controlled Lexam VG Gold Shares” means any Controlled Lexam VG Gold Shares in excess of the Base Controlled Lexam VG Gold Shares;

“Final Order” means the final order of the Court in form acceptable to McEwen Mining and Lexam VG Gold, each acting reasonably, approving the Arrangement, as such order may be amended, supplemented or varied by the Court with the consent of the Parties at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Former Lexam VG Gold Optionholders” means, at and following the Effective Time, the holders of Lexam VG Gold Options immediately prior to the Effective Time;

“Former Lexam VG Gold Shareholders” means, at and following the Effective Time, the holders of Lexam VG Gold Shares immediately prior to the Effective Time and, for greater certainty, includes without limitation, Lexam VG Gold Dissenting Shareholders;

“Governmental Entity” means;

(i)                                     any supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(ii)                                  any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including any court or arbitrator or any stock exchange, including the TSX and NYSE; or

(iii)                             any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies;

“Interim Order” means the interim order of the Court pursuant to the OBCA, made in connection with the Arrangement, as such order may be amended, supplemented or varied by the Court with the consent of McEwen Mining and Lexam VG Gold, each acting reasonably;

“Letter of Transmittal” means the letter of transmittal sent by Lexam VG Gold to the Lexam VG Gold Shareholders for use in connection with the Arrangement, providing for the delivery of certificates representing Lexam VG Gold Shares to the Depositary;

“Lexam VG Gold” means Lexam VG Gold Inc., a corporation existing under the OBCA;

“Lexam VG Gold Dissent Procedures” means the procedures set out herein to be taken by a Lexam VG Gold Shareholder in exercising Lexam VG Gold Dissent Rights;

“Lexam VG Gold Dissent Rights” means the rights of dissent in respect of the Arrangement as contemplated in this Plan of Arrangement;

“Lexam VG Gold Dissenting Shareholders” means registered Lexam VG Gold Shareholders who have duly and validly exercised their Lexam VG Gold Dissent Rights in strict compliance with the Lexam VG Gold Dissent Procedures and whose Lexam VG Gold Dissent Rights have not terminated;

“Lexam VG Gold Meeting” means the special meeting, including any adjournments or postponements thereof, of the Lexam VG Gold Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement Resolution;

“Lexam VG Gold Option In-The-Money Amount” means, in respect of any Lexam VG Gold Option, the amount, if any, by which the total fair market value (determined immediately prior to the Effective Time) of the Lexam VG Gold Shares that a holder is entitled to acquire on exercise of such Lexam VG Gold Option immediately prior to the Effective Time exceeds the amount payable to acquire such Lexam VG Gold Shares;

“Lexam VG Gold Options” means all options to purchase Lexam VG Gold Shares outstanding immediately prior to the Effective Time and issued pursuant to the Lexam VG Gold Stock Option Plan;

“Lexam VG Gold Shareholders” means, at any time, the holders of Lexam VG Gold Shares;

“Lexam VG Gold Shares” means common shares in the capital of Lexam VG Gold;

“Lexam VG Gold Stock Option Plan” means the stock option plan of Lexam VG Gold, as amended, amended and restated or supplemented from time to time, and as approved by the Lexam VG Gold Shareholders and described in the most recent management information circular of Lexam VG Gold filed on SEDAR;

“McEwen Mining” means McEwen Mining Inc., a corporation existing under the laws of the State of Colorado;

“McEwen Mining Meeting” means the meeting of holders of McEwen Mining Shares held to consider, among other things, the McEwen Mining Shareholder Approval;

“McEwen Mining Shareholder Approval” means the approval, in accordance with the requirements of the NYSE, by a majority of the votes cast by disinterested holders of McEwen Mining Shares at the McEwen Mining Meeting of the issuance by McEwen Mining of the Conditional McEwen Mining Shares pursuant to the terms of the Arrangement Agreement, this Plan of Arrangement and/or the Subscription Receipts;

“McEwen Mining Shares” means shares of common stock in the capital of McEwen Mining;

“NYSE “ means the New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario);

“Person” means an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrative legal representative, Governmental Entity or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations made in accordance with the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of McEwen Mining and Lexam VG Gold, each acting reasonably;

“Replacement McEwen Mining Options” shall have the meaning ascribed to such term in Section 3.1(d);

“Replacement McEwen Mining Option In-The-Money Amount” in respect of any Replacement McEwen Mining Option means the amount, if any, by which the total fair market value (determined immediately after the Effective Time) of the McEwen Mining Shares that a holder is entitled to acquire on exercise of the Replacement McEwen Mining Option from and after the Effective Time exceeds the amount payable to acquire such McEwen Mining Shares;

“Subscription Receipt Agreement” means the subscription receipt agreement to be dated as of the Effective Date, among McEwen Mining and each of the holders of the Excess Controlled Lexam VG Gold Shares, governing the terms and conditions of the Subscription Receipts;

“Subscription Receipts” means the subscription receipts to be created and issued, pursuant to the terms of the Subscription Receipt Agreement, by McEwen Mining to former holders of Controlled Lexam VG Shares in connection with the Arrangement, in accordance with section 2.09 of the Arrangement Agreement and this Plan of Arrangement, which Subscription Receipts shall convert automatically on the first Business Day after the McEwen Mining Meeting, without payment of any additional consideration or further action on the part of the holders of such Subscription Receipts, into: (i) if the McEwen Mining Shareholder Approval is obtained at the McEwen Mining Meeting, one (1) McEwen Mining Share for each one (1) Subscription Receipt; and (ii) if the McEwen Mining Shareholder Approval is not obtained at the McEwen Mining Meeting, an amount in cash, payable by McEwen Mining to the Subscription Receipt holder in accordance with the terms of the Subscription Receipt Agreement, equal to the product of: (A) the closing price of the McEwen Mining Shares on the NYSE as at the last trading day prior to the date of the McEwen Mining Meeting; and (B) the number of Subscription Receipts held by each holder thereof;

“Tax Act” means the Income Tax Act (Canada);

“Tax Exempt Person” means a person who is exempt from tax under Part I of the Tax Act; and

“TSX” means the Toronto Stock Exchange.

Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the OBCA and not defined herein or in the Arrangement Agreement shall have the same meaning herein as in the OBCA, unless the context otherwise requires.

Section 1.2                                   Interpretation Not Affected By Headings

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.3                                   References to Articles, Sections, Etc.

Unless otherwise indicated, references in this Plan of Arrangement to any article, section, subsection, paragraph, subparagraph or portion thereof are a reference to the applicable article, section, subsection, paragraph, subparagraph or portion thereof in this Plan of Arrangement.

Section 1.4                                   Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

Section 1.5                                   Date for Any Action

If the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

Section 1.6                                   Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.7                                   Currency

Unless otherwise stated, all references in this Plan of Arrangement to amounts of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars.

ARTICLE 2
ARRANGEMENT AGREEMENT

Section 2.1                                   Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in Section 182 of the OBCA.

ARTICLE 3
ARRANGEMENT

Section 3.1                                   Arrangement

Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)                                 each Lexam VG Gold Share held by a Lexam VG Gold Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to McEwen Mining, in consideration for a claim against McEwen Mining in an amount determined and payable in accordance with Article 4, and the name of such holder will be removed from the central securities register as a holder of Lexam VG Gold Shares and McEwen Mining shall be recorded as the registered holder of the Lexam VG Gold Shares so transferred and shall be deemed to be the legal owner of such Lexam VG Gold Shares;

(b)                                 each Lexam VG Gold Share outstanding immediately prior to the Effective Time held by a Lexam VG Gold Shareholder (other than any Excess Controlled VG Gold Shares and other than any Lexam VG Gold Shares held by McEwen Mining or any Lexam VG Gold Dissenting Shareholder) shall be transferred by the holder thereof to McEwen Mining in exchange for the Arrangement Consideration, and McEwen Mining shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances, subject to Article 5;

(c)                                  each Excess Controlled VG Gold Share outstanding immediately prior to the Effective Time shall be transferred by the holder thereof to McEwen Mining:

(i)                                     if the McEwen Mining Meeting occurs prior to the Effective Time and the McEwen Mining Shareholder Approval is obtained, in exchange for the Arrangement Consideration;

(ii)                                  if the McEwen Mining Meeting occurs prior to the Effective Time and the McEwen Mining Shareholder Approval is not obtained, in exchange for an amount in cash equal to the Arrangement Consideration Factor multiplied by the closing price of McEwen Mining Shares on the NYSE on the last trading day prior to the Effective Time; or

(iii)                               if the McEwen Mining Meeting has not occurred prior to the Effective Time, in exchange for the fraction of one (1) Subscription Receipt equal to one (1) multiplied by the Arrangement Consideration Factor;

and in each case McEwen Mining shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances, subject to Article 5;

(d)                                 each Lexam VG Gold Option outstanding immediately prior to the Effective Time, whether or not vested, shall be exchanged by the holder thereof, without any further act or formality and free and clear of any liens, claims or encumbrances, for an option (each a “Replacement McEwen Mining Option”) to acquire from McEwen Mining, subject to adjustment as provided herein, the number of McEwen Mining Shares equal to the product obtained when (A) the number of Lexam VG Gold Shares subject to such Lexam VG Gold Option immediately prior to the Effective Time, is multiplied by (B) the Arrangement Consideration Factor, provided that if the foregoing would result in the issuance of a fraction of an McEwen Mining Share on any particular exercise of Replacement McEwen Mining Options, then the number of McEwen Mining Shares otherwise issuable shall be rounded down to the nearest whole number of McEwen Mining Shares. The exercise price per McEwen Mining Share subject to a Replacement McEwen Mining Option shall be an amount in Canadian dollars equal to the quotient obtained when (A) the exercise price in Canadian dollars per Lexam VG Gold Share subject to each such Lexam VG Gold Option immediately before the Effective Time is divided by (B) the Arrangement Consideration Factor, provided that if the foregoing would result in the aggregate exercise price of a Replacement McEwen Mining Option being a fraction of a whole cent, then the exercise price of the Replacement McEwen Mining Option shall be rounded up to the nearest whole cent. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Lexam VG Gold Option for a Replacement McEwen Mining Option. Therefore, in the event that the Replacement McEwen Mining Option In-The-Money Amount in respect of a Replacement McEwen Mining Option exceeds the Lexam VG Gold Option In-The-Money Amount in respect of the Lexam VG Gold Option for which it is exchanged, the number of McEwen Mining Shares which may be acquired on exercise of the Replacement McEwen Mining Option at and after the Effective Time will be adjusted accordingly, with effect at and from the Effective Time, to ensure that the Replacement McEwen Mining Option In-The-Money Amount in respect of the Replacement McEwen Mining Option does not exceed the Lexam VG Gold Option In-The-Money Amount in respect of the Lexam VG Gold Option and the ratio of the amount payable to acquire such McEwen Mining Shares to the value of such shares to be acquired shall be unchanged. Except as set out above, the term to expiry, conditions to and manner of exercise (except that any Replacement McEwen Mining Option shall be exercisable at the offices of McEwen Mining), vesting requirements and other terms and conditions of each of the Replacement McEwen Mining Options shall be the same as the terms and conditions of the Lexam VG Gold Option for which it is exchanged and, for greater certainty, each Replacement McEwen Mining Option shall continue to be governed by and be subject to the terms of the Lexam VG Gold Stock Option Plan and the agreement evidencing the grant of such Lexam VG Gold Option with respect to such terms and conditions. Any document previously evidencing a Lexam VG Gold Option shall thereafter evidence and be deemed to evidence such Replacement McEwen Mining Option and no certificates evidencing Replacement McEwen Mining Options shall be issued.

Section 3.2                                   Post-Effective Time Procedures

(a)                                 Following the receipt of the Final Order and no later than one (1) Business Day before the Effective Date, McEwen Mining shall deliver or arrange to be delivered to the

Depositary certificates representing the requisite McEwen Mining Shares required to be issued to Former Lexam VG Gold Shareholders in accordance with the provisions of Section 3.1, which certificates shall be held by the Depositary as agent and nominee for Former Lexam VG Gold Shareholders for distribution to such Former Lexam VG Gold Shareholders in accordance with the provisions of Article 5.

(b)                                 Subject to the provisions of Article 5, and upon the return of a properly completed Letter of Transmittal by a registered Former Lexam VG Gold Shareholder, together with certificates representing Lexam VG Gold Shares and such other documents as the Depositary may require, the Former Lexam VG Gold Shareholder shall be entitled to receive delivery of certificates representing the Lexam VG Gold Shares and Subscription Receipts to which it is entitled pursuant to Section 3.1(b), Section 3.1(c)(i) or Section 3.1(c)(iii) and any cash payment to which it is entitled pursuant to Section 3.1(c)(ii).

Section 3.3                                   No Fractional McEwen Mining Shares or Subscription Receipts

No fractional McEwen Mining Shares or Subscription Receipts shall be issued to Former Lexam VG Gold Shareholders in connection with this Plan of Arrangement. The total number of McEwen Mining Shares or Subscription Receipts, as applicable, to be issued to any Former Lexam VG Gold Shareholder shall, without additional compensation, in each case be rounded down to the nearest whole McEwen Mining Share or Subscription Receipt, as applicable, in the event that such Former Lexam VG Gold Shareholder would otherwise be entitled to a fractional McEwen Mining Share or Subscription Receipt, as applicable.

Section 3.4                                   Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all liens, claims or encumbrances.

Section 3.5                                   Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on: (i) Lexam VG Gold; (ii) McEwen Mining; (iii) Former Lexam VG Gold Shareholders; and (iv) Former Lexam VG Gold Optionholders.

ARTICLE 4
DISSENT PROCEDURES

Section 4.1                                   Rights of Dissent

Pursuant to the Interim Order, a Lexam VG Gold Dissenting Shareholder may exercise the Lexam VG Gold Dissent Rights with respect to the Lexam VG Gold Shares held by such holder in connection with the Arrangement pursuant to and in the manner set forth in section 185 of the OBCA, as modified by the Interim Order and this Section 4.1; provided, however, any written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by Lexam VG Gold not later than 5:00 p.m. (Toronto time) two (2) Business Days immediately preceding the date of the Lexam VG Gold Meeting (as may be adjourned or postponed from time to time).

Each Lexam VG Gold Dissenting Shareholder who is:

(i)                                     ultimately entitled to be paid fair value for such holder’s Lexam VG Gold Shares: (A) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(a)); (B) shall be entitled to be paid the fair value of such Lexam VG Gold Shares by McEwen Mining (with funds of McEwen Mining not directly or indirectly provided by Lexam VG Gold), which fair value shall be determined as of the close of business on the Business Day immediately before the Arrangement Resolution was adopted; and (C) shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Lexam VG Gold Dissent Rights in respect of such Lexam VG Gold Shares; or

(ii)                                  ultimately not entitled, for any reason, to be paid fair value for such Lexam VG Gold Shares shall be deemed to have participated in the Arrangement on the same basis as a Lexam VG Gold Shareholder who was not a Lexam VG Gold Dissenting Shareholder.

Section 4.2                                   Recognition of Dissenting Holders

(a)                                 In no circumstances shall the Parties or any other Person be required to recognize a Person exercising Lexam VG Gold Dissent Rights unless such Person is the registered holder of those Lexam VG Gold Shares in respect of which such Lexam VG Gold Dissent Rights are sought to be exercised.

(b)                                 For greater certainty, in no case shall the Parties or any other Person be required to recognize Lexam VG Gold Dissenting Shareholders as holders of Lexam VG Gold Shares in respect of which Lexam VG Gold Dissent Rights have been validly exercised after the completion of the transfer of such Lexam VG Gold Shares under Section 3.1(a), and the names of such Lexam VG Gold Dissenting Shareholders shall be removed from the register of holders of the Lexam VG Gold Shares in respect of which Lexam VG Gold Dissent Rights have been validly exercised at the same time as the event described in Section 3.1(a) occurs.  In addition to any other restrictions under section 185 of the OBCA, none of the following shall be entitled to exercise Lexam VG Gold Dissent Rights: (i) holders of Lexam VG Gold Options; and (ii) Lexam VG Gold Shareholders who vote or have instructed a proxyholder to vote their Lexam VG Gold Shares in favour of the Arrangement Resolution (but only in respect of such Lexam VG Gold Shares).

ARTICLE 5
DELIVERY OF MCEWEN MINING SHARES, SUBSCRIPTION RECEIPTS AND CASH PAYMENTS

Section 5.1                                   Delivery of McEwen Mining Shares, Subscription Receipts and Cash Payments

(a)                                 Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one (1) or more outstanding Lexam VG Gold Shares which were exchanged for McEwen Mining Shares, Subscription Receipts or a cash payment in accordance with Section 3.1(b) or Section 3.1(c), together with such other documents and instruments as would have been required to effect the transfer of the Lexam VG Gold Shares formerly represented by such certificate under the OBCA and the articles of Lexam VG Gold and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, one or more certificates representing the McEwen Mining Shares and/or Subscription Receipts which such holder is entitled to receive in accordance with Section 3.1(b), Section 3.1(c)(i) or Section 3.1(c)(iii) and any cash payment which such holder is entitled to receive pursuant to Section 3.1(c)(ii).

(b)                                 After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a), each certificate which immediately prior to the Effective Time represented one or more Lexam VG Gold Shares shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 3.1(b).

Section 5.2                                   Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one (1) or more outstanding Lexam VG Gold Shares which were exchanged or transferred in accordance with Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the consideration which such Person is entitled to receive in accordance with Section 3.1; provided that, as a condition precedent to any such delivery by the Depositary, such Person shall have provided a bond satisfactory to McEwen Mining and the Depositary in such amount as McEwen Mining and the Depositary may direct, or otherwise indemnified McEwen Mining and the Depositary in a manner satisfactory to McEwen Mining and the Depositary, against any claim that may be made against McEwen Mining and the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise have taken such actions as may be required by the articles of Lexam VG Gold.

Section 5.3                                   Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to McEwen Mining Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Lexam VG Gold Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Laws and to Section 5.4, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the McEwen Mining Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such McEwen Mining Shares.

Section 5.4                                   Withholding Rights

McEwen Mining, Lexam VG Gold and the Depositary shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any Person hereunder, and from all dividends or other distributions otherwise payable to any Former Lexam VG Gold Shareholder, such amounts as McEwen Mining, Lexam VG Gold or the Depositary is required to deduct or withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign Tax Laws.  To the extent the amount required to be deducted or withheld from any consideration payable or otherwise deliverable to any Person hereunder exceeds the amount of cash consideration, if any, otherwise payable to the Person, any of McEwen Mining, Lexam VG Gold or the Depositary is hereby authorized to sell or otherwise dispose of any non-cash consideration payable to the Person as is necessary to provide sufficient funds to McEwen Mining, Lexam VG Gold or the Depositary, as the case may be, to enable it to comply with all deduction or withholding requirements applicable to it, and McEwen Mining, Lexam VG Gold or the Depositary, as applicable, shall notify such Person and remit to such Person any unapplied balance of the net proceeds of such sale.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are remitted to the appropriate Governmental Entity.

Section 5.5                                   Limitation and Proscription

To the extent that a Former Lexam VG Gold Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date which is six (6) years after the Effective Date (the “Final Proscription Date”), then:

(a)                                 any McEwen Mining Shares or Subscription Receipts which such Former Lexam VG Gold Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such McEwen Mining Shares and Subscription Receipts shall be delivered to McEwen Mining by the Depositary for cancellation and shall be cancelled by McEwen Mining, and the interest of the Former Lexam VG Gold Shareholder in such McEwen Mining Shares and Subscription Receipts shall be terminated as of such Final Proscription Date; and

(b)                                 any dividends or distributions which such Former Lexam VG Gold Shareholder was entitled to receive under Section 5.3 shall be delivered by the Depositary to McEwen Mining and such dividends or distributions shall be deemed to be owned by McEwen Mining, and the interest of the Former Lexam VG Gold Shareholder in such dividends or distributions shall be terminated as of such Final Proscription Date.

Section 5.6                                   U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the Parties agree that the Plan of Arrangement will be carried out with the intention that all McEwen Mining Shares and Subscription Receipts to be issued in connection with the Arrangement shall be exempt from registration requirements of the 1933 Act pursuant to the Section 3(a)(10) Exemption, and the McEwen Mining Shares and Subscription Receipts to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the 1933 Act (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act).

ARTICLE 6
AMENDMENTS

Section 6.1                                   Amendments to Plan of Arrangement

(a)                                 The Parties reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by the Parties; (iii) filed with the Court and, if made following the Lexam VG Gold Meeting, approved by the Court; and (iv) communicated to Former Lexam VG Gold Shareholders if and as required by the Court.

(b)                                 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Lexam VG Gold at any time prior to the Lexam VG Gold Meeting, provided that McEwen Mining shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the Lexam VG Gold Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Lexam VG Gold Meeting shall be effective only if: (i) it is consented to in writing by each of the Parties; and (ii) if required by the Court, it is consented to by holders of the Lexam VG Gold Shares, voting in the manner directed by the Court.

(d)                                 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time but shall only be effective if it is consented to by each of the Parties, provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Parties or any Former Lexam VG Gold Shareholder.

ARTICLE 7
FURTHER ASSURANCES

Section 7.1                                   Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

SCHEDULE “B”
ARRANGEMENT RESOLUTION

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.                                      The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Lexam VG Gold Inc. (“Lexam VG Gold”) pursuant to the arrangement agreement (the “Arrangement Agreement”) between Lexam VG Gold and McEwen Mining Inc. (“McEwen Mining”) dated February 13, 2017, all as more particularly described and to be set forth in the management information circular of Lexam VG Gold (the “Circular”) accompanied by the notice of the meeting (as the Arrangement may be modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.                                      The plan of arrangement, as it has been or may be modified or amended in accordance with the Arrangement Agreement and its terms, involving Lexam VG Gold (the “Plan of Arrangement”), the full text of which is set out as Schedule “A” to the Arrangement Agreement, is hereby authorized, approved and adopted.

3.                                      The Arrangement Agreement and related transactions, the actions of the directors of Lexam VG Gold in approving the Arrangement, and the actions of the officers of Lexam VG Gold in executing and delivering the Arrangement Agreement, and any modifications or amendments thereto are each hereby ratified and approved.

4.                                      Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Lexam VG Gold Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List) (the “Court”), the directors of Lexam VG Gold are hereby authorized and empowered, at their discretion, without further notice to or approval of the Lexam VG Gold Shareholders: (i) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.                                      Any officer or director of Lexam VG Gold is hereby authorized and directed for and on behalf of Lexam VG Gold to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of Lexam VG Gold or otherwise, and to deliver or cause to be delivered, for filing with the Director under the OBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

6.                                      Any officer or director of Lexam VG Gold is hereby authorized and directed for and on behalf of Lexam VG Gold to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such officer’s or director’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

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